EXHIBIT 10.1

                                 PURCHASE & SALE


                                       AND


                           CONTRIBUTION &  CONVEYANCE


                                    AGREEMENT





                          Dated as of November 26, 1996

               TABLE OF CONTENTS

1.   Definitions                                           2

2.   Capitalization and Conveyance Transactions           15
     2.1  LLC Funding                                     15
     2.2  MLP Funding                                     15
     2.3  Genesis MLP's Contribution to Genesis OLP       16
     2.4  Asset Purchase and Sale                         16
     2.5  Basis' and Howell Crude's Contributions to
            Genesis OLP                                   17
     2.6  Additional LLC Contributions                    18
     2.7  Clean Up Distributions                          18
     2.8  Over-Allotment Contributions                    18

3.   Representations and Warranties                       19
     3.1  Basis                                           19
     3.2  Howell                                          29
     3.3  Genesis OLP                                     40
     3.4  Genesis MLP                                     41

4.   Miscellaneous Provisions Relating to Transfer of
       Assets and Business                                42
     4.1  Nonassignability of Assets                      42
     4.2  Direct Transfer to a Genesis OLP Affiliate      44
     4.3  Assumption of Assumed Liabilities by Genesis
            OLP                                           44
     4.4  Post Signing Covenants and Agreements           44
     4.5  Satsuma Crude Oil Tanks                         46
     4.6  Nontransferability of Subordinated LP Units     47
     4.7  Environmental Make-Whole Provision              47

5.   Conditions to Closing                                48

6.   Closing   49
     6.1  Date of Closing                                 49
     6.2  Deliveries                                      49

7.   Post-Closing Matters                                 50
     7.1  Post-Closing Accounting Adjustment              50
     7.2. Survival                                        50
     7.3. Further Assurances                              50

8.   Indemnification                                      50
     8.1  Indemnification by the Transferors              50
     8.2  Indemnification by Genesis OLP and Genesis MLP  52
     8.3  Specific Indemnification Issues                 52
     8.4  Notice and Payment of Claims                    54
     8.5  Defense of Third Party Claims                   55
     8.6  Cooperation and Preservation of Records         56

 9.  Disclaimers and Waiver                               57
     9.1  Disclaimer of Warranties                        57
     9.2  Waiver of Bulk Sales Laws                       57

10.  Trademarks and Tradenames                            57
     10.1 Written Materials and Logos                     57
     10.2 Signs                                           57

11.  Employee Matters                                     58
     11.1 Employment                                      58
     11.2 LLC Plans                                       58
     11.3 No Third Party Beneficiaries                    59

12.  Termination of Agreement                             59
     12.1 Termination                                     59
     12.2 Effect of Termination                           59

13.  Tax Matters                                          59
     13.1 Refunds of Taxes                                59
     13.2 Notice of Tax Audits                            60

14.  Miscellaneous                                        60
     14.1 Costs                                           60
     14.2 Notices                                         61
     14.3 Files and Records                               62
     14.4 Headings; References; Interpretation            62
     14.5 Successors and Assigns                          62
     14.6 No Third Party Rights                           63
     14.7 Counterparts                                    63
     14.8 Governing Law                                   63
     14.9 Waiver of Jury Trial                            63
     14.10     Severability                               63
     14.11     Deed; Bill of Sale; Assignment             63
     14.12     Amendment or Modification                  63
     14.13     Integration                                63
Exhibits
A    Form of Agency Agreement
B    Form of Ancillary Agreement
C    Form of Assignment and Assumption Agreement (Tractors and other Assets)
D    Form of Assignment Agreement (Pipelines)
E    Form of Assignment and Assumption Agreement (Station Sites)
F    Form of Corporate Services Agreement
G    Form of Credit Support Agreement
H    Form of Distribution Support Agreement
I    Form of Employment Agreement
J    Form of Members Agreement Addendum
K    Form of Non-Competition Agreement
L    Form of Pledge Agreement
M    Form of Refinery Supply Agreement
N    Form of Redemption and Registration Rights Agreement
O    Form of Supply, Transportation and Purchase Agreement
P    Form of Transition Services Agreement

Schedules
1.1  Assets
     A.   Basis Assets
     B-1. Howell Crude Assets
     B-2. Howell Pipeline Assets
     B-3. Howell Texas Assets
     B-4. Howell Transportation Assets
     B-5. Howell Power Assets
     B-6. Howell Corporation Assets

1.2  Assumed Liabilities

1.3  Excluded Assets

1.4  Excluded Liabilities

3.1(c)    Basis exceptions to representations regarding noncontravention of obligations associated with Basis Assets due to execution of Agreement and consummation of transaction

3.1(g)    Basis exceptions to representations regarding balance sheet

3.1(h)    Basis exceptions to representations regarding timely
     filing of tax returns

3.1(j)    Basis  exceptions to representation regarding leases to
     third parties of Basis Assets to remain in effect after closing date

3.1(k)    Basis exceptions to representation regarding marketing,
     distribution, etc. of technology used with respect to Basis Assets

3.1(l)    Basis Litigation

3.1(m) Basis Employment Plans;
     Basis exceptions to representation regarding payments to Basis Employees, or increases in benefits payable under Basis Employee Plan;
     Basis exceptions to representations regarding employment matters contained in Section 3.1(m)(iv)

3.1(n)    Basis consents required in connection with execution,
     delivery or performance of agreements (excepting such consents which the failure to obtain would not have a MAE with respect to the Business)

3.1(o)    Basis exceptions to representations regarding Basis Assets and Business contained in Section 3.1(o)(i)-(vii);
     Amendments to contracts assigned to OLP listed in
     Schedule 3.1(o) other than in ordinary course;
     Contracts listed in Schedule 3.1.(o) requiring consent for assignment;
     Cancellations or threats to cancel contracts listed in Schedule 3.1(o)

3.1(q)    Basis exceptions to representations regarding Environmental
     Matters contained in Section 3.1(q)(i)-(iii)

3.1(s)    Basis exceptions to representations regarding compliance
     with law and permits contained in Section 3.1(s)(ii)

3.1(u)    Basis exceptions to representations regarding third party
     rights to Basis Assets

3.2(c)    Howell exceptions to representations regarding noncontravention of obligations associated with Howell Assets due to execution of Agreement and consummation of transaction

3.2(g)    Howell exceptions to representations regarding balance sheet

3.2(h)    Howell exceptions to representations regarding timely
     filing of tax returns

3.2(j)    Howell exceptions to representation regarding leases
     to third parties of Howell Assets to remain in effect after closing date

3.2(k)    Howell exceptions to representation regarding marketing,
     distribution, etc. of technology used with respect to Howell Assets

3.2(l)    Howell Litigation

3.2(m) Howell Employee Plans;
     Howell exceptions to representation regarding payments to Howell Employees or directors, or increases in benefits payable under Howell Employee Plan or acceleration of time of payment or vesting of benefits due to execution and consummation of Agreement;
     Howell exceptions to representations regarding employment matters contained in Section 3.2(m)(iv)

3.2(n)    Howell consents required in connection with execution,
     delivery or performance of agreements (excepting such consents which the failure to obtain would not have a MAE with respect to the Business)

3.2(o)    Howell exceptions to representations regarding Howell Assets and Business contained in Section 3.2(o)(i)-(vii);
     Amendments to contracts assigned to OLP listed in
     Schedule 3.2(o) other than in ordinary course;
     Contracts listed in Schedule 3.2(o) requiring consent for assignment; Cancellations or threats to cancel contracts listed in Schedule 3.2(o)

3.2(q)    Howell exceptions to representations regarding Environmental
     Matters contained in Section 3.2(q)(i)-(iii)

3.2(s)    Howell exceptions to representations regarding compliance
     with law and permits contained in Section 3.2(s)(ii)

3.2(u)    Howell exceptions to representations regarding third party rights to Howell Assets



7.1  Post-Closing Accounting Adjustment

11.1 List of Business Employees;
     Severance Payment Terms
     PURCHASE & SALE AND
     CONTRIBUTION & CONVEYANCE AGREEMENT

     This PURCHASE & SALE AND CONTRIBUTION & CONVEYANCE AGREEMENT, dated as of November 26, 1996, is entered into by and among GENESIS ENERGY, L.P., a Delaware limited partnership ("Genesis MLP"), GENESIS CRUDE OIL, L.P., a Delaware limited partnership ("Genesis OLP"), BASIS PETROLEUM, INC., a Texas corporation ("Basis"), HOWELL CORPORATION, a Delaware corporation ("Howell"), HOWELL CRUDE OIL COMPANY, a Delaware corporation ("Howell Crude"), HOWELL PIPELINE TEXAS, INC., a Delaware corporation ("Howell Texas"), HOWELL PIPELINE USA, INC., a Delaware corporation ("Howell Pipeline"), HOWELL TRANSPORTATION SERVICES, INC., a Delaware corporation ("Howell Transportation"), HOWELL POWER SYSTEMS, INC., a Delaware corporation ("Howell Power" and, collectively with Howell Crude,
Howell Texas, Howell Pipeline and Howell Transportation, the "Howell Subsidiaries") and GENESIS ENERGY, L.L.C., a Delaware limited liability company ("Genesis LLC").

                                    RECITALS

     WHEREAS, each of Basis and Howell (individually a Sponsor and together the "Sponsors") has heretofore caused the formation of Genesis LLC pursuant to the Delaware Limited Liability Company Act (the "DLLCA") for the purposes of serving as the general partner of Genesis MLP and a general partner of Genesis OLP;

     WHEREAS, Basis owns 540 LLC Shares (as defined herein) and Howell owns 460 LLC Shares;

     WHEREAS, Genesis LLC, as the general partner, and Wayne Kubicek ("Kubicek"), as the organizational limited partner, have heretofore formed Genesis MLP pursuant to the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act") for the purpose, in part, of serving as the organizational limited partner of Genesis OLP;

     WHEREAS, Genesis LLC contributed $10.00 to the capital of Genesis MLP and received a 1% General Partner Interest (as defined herein) therein; and Kubicek contributed $990.00 to the capital of Genesis MLP and received a 99% Limited Partner Interest (as defined herein) therein;

     WHEREAS, Genesis LLC, as the general partner, and Genesis MLP, as the organizational limited partner, have heretofore caused the formation of Genesis OLP pursuant to the Delaware Act for the purpose of acquiring, owning and operating the Assets and Business (as hereinafter defined);

     WHEREAS, Genesis LLC contributed $10.00 to the capital of Genesis OLP and received a 1% General Partner Interest therein; and Genesis MLP contributed $990.00 to the capital of Genesis OLP and received a 99% Limited Partner Interest therein;

     WHEREAS, Genesis LLC, as the general partner, and Kubicek, as the organizational limited partner, have entered into that certain Agreement of Limited Partnership of Genesis MLP (as it may be amended, supplemented or restated from time to time, the "MLP Agreement");

     WHEREAS, Genesis LLC, as the general partner, and Genesis MLP, as the organizational limited partner, have entered into that certain Agreement of Limited Partnership of Genesis OLP (as it may be amended, supplemented or restated from time to time, the "OLP Agreement"); and

     WHEREAS, Howell Crude has contributed all of its tangible assets to Howell Power;

     NOW, THEREFORE, in consideration of their mutual undertakings and agreements hereunder, and subject to the terms and conditions set forth in this Agreement, the Parties (as defined herein) hereto undertake and agree as follows:

     ARTICLE 1
     DEFINITIONS.

     The following capitalized terms shall have the meanings given below. "Accounting Firm" has the meaning assigned to such term in Schedule 7.1. "Additional LLC Contributions" has the meaning assigned to such term in
Section 2.6(b).

     "Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding anything contained in this definition to the contrary, the term Affiliate, (i) with respect to Genesis MLP and Genesis OLP, shall not include the Sponsors, the Transferors, Genesis LLC or SI (or their respective Affiliates determined without regard to Genesis MLP or Genesis OLP), and (ii) with respect to the Sponsors, the Transferors, Genesis LLC or SI, shall not include Genesis MLP or Genesis OLP (or their respective Affiliates determined without regard to the Sponsors, the Transferors, Genesis LLC or SI).

     "Agency Agreement" means the Agency Agreement between Genesis OLP and each Transferor or its Affiliate, dated as of the Closing Date, relating to the servicing by Genesis OLP as an agent of such Transferor of certain contracts that would (but for limitations on assignability or transfer as referred to in Section 4.1 therein) be part of the Assets, substantially in the form attached hereto as Exhibit A.

     "Aggregate Obligation" has the meaning assigned to such term in Section 8.3(c).

     "Agreement" means this Purchase & Sale and Contribution & Conveyance Agreement, as it may be amended, supplemented or restated from time to time.

     "Ancillary Agreement" means the Ancillary Agreement between Basis, SI, Howell, Howell Crude and Howell Pipeline Texas, dated as of the Closing Date, substantially in the form attached hereto as Exhibit B.

     "Andersen" has the meaning assigned to such term in Section 3.1(d).

     "Annual Obligation" has the meaning assigned to such term in Section
8.3(c).

     "Asset Purchase and Sale" has the meaning assigned to such term in Section 2.4(c).

     "Assets" means the Basis Assets and the Howell Assets, collectively, including, however, any accounting adjustments for operating income in the ordinary course of business as of the Effective Date.

     "Assignment and Assumption Agreement (Tractors and Other Assets)" means a Bill of Sale, Assignment and Assumption Agreement, dated as of the Closing Date, between each of the Transferors and Genesis OLP, in substantially the form attached hereto as Exhibit C.

     "Assignment Agreement (Pipelines)" means a Conveyance, Assignment and Bill of Sale between certain Howell Subsidiaries and Genesis OLP, substantially in the form attached hereto as Exhibit D.

     "Assignment and Assumption Agreement (Station Sites)" means a Conveyance, General Assignment and Bill of Sale, dated as of the Closing Date, between a Transferor and Genesis OLP, substantially in the form attached hereto as Exhibit E.

     "Assumed Liabilities" means (a) all liabilities and obligations reflected on Schedule 1.2, (b) all liabilities or obligations arising from or relating to the ownership or operation of the Assets or the Business on or after the Closing Date, but excluding all liabilities (including those created under CERCLA) arising from ownership or operation of the Assets or the Business prior to the Closing Date, (c) all liabilities and obligations with respect to the contracts, including without limitation, those listed on Schedules 1.1A-1.1B-6, to be paid or performed by Genesis OLP on or after the Closing Date, or which relate to periods on or after the Closing Date, and (d) all liabilities and obligations in connection with all funds transferred to Genesis OLP for the account of any other Person in Suspense Accounts as reflected on Schedule 1.2; excluding, however, in each case, any Excluded Liabilities; provided, however, that any accounting adjustment to operating expenses in the ordinary course of business shall be as of the Effective Date.

     "Base Inventory" means (i) with respect to Basis 184,671 barrels of crude oil and (ii) with respect to Howell 100,000 barrels of crude oil.
     "Basis" has the meaning assigned to such term in the opening paragraph of this Agreement.

     "Basis and Howell Crude Contributions" has the meaning assigned to such term in Section 2.5(b).

     "Basis Adjusted Working Capital" has the meaning assigned to such term in
Schedule 7.1.

     "Basis Assets" means the assets referred to in Schedule 1.1A.

     "Basis Employee Plans" has the meaning assigned to such term in Section 3.1(m)(ii).

     "Basis Employees" has the meaning assigned to such term in Section 3.1(m)(iii).

     "Basis Final Balance Sheet" has the meaning assigned to such term in
Schedule 7.1.

     "Basis Financial Statements" has the meaning assigned to such term in
Section 3.1(d).

     "Basis Purchase Cash" means 54% of the Purchase Cash.

     "Basis Returns" has the meaning assigned to such term in Section 3.1(h).

     "Basis Taxes" has the meaning assigned to such term in Section 3.1(h).

     "Benefit Plan" has the meaning assigned to such term in Section 11.2.

     "Business" means (i) with respect to Basis, the crude oil gathering and marketing operations conducted by Basis immediately prior to the Closing Date;
(ii) with respect to the Howell Entities, the crude oil gathering and marketing operations and pipeline-related operations conducted by the Howell Entities immediately prior to the Closing Date; and (iii) with respect to Genesis OLP, the crude oil gathering and marketing operations and pipeline-related operations to be conducted by Genesis OLP immediately after the Closing Date.

     "Business Employees" has the meaning assigned to such term in Section 11.1.

     "Case Handler" has the meaning assigned to such term in Section 8.5(a).

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986.

     "Clean Up Distributions" has the meaning assigned to such term in Section 2.7(d).

     "Closing" has the meaning assigned to such term in Section 6.1. "Closing Date" means the Closing Date as defined in the Underwriting
Agreement or such other date as the Parties may mutually agree.

     "Collateral Agent" has the meaning assigned to such term in the Pledge Agreement.

     "Commitment" has the meaning assigned to such term in Section 4.1(a).

     "Common GP Units" means units representing common general partner interests in Genesis OLP.

     "Common LP Units" means units representing common limited partner interests in Genesis OLP.

     "Common MLP Units" means units representing limited partner interests in Genesis MLP.

     "Common Units" means Common GP Units or Common LP Units.

     "Corporate Services Agreement" means the Corporate Services Agreement dated as of the Closing Date, among Genesis MLP, Genesis OLP and Basis, substantially in the form attached hereto as Exhibit F.

     "Credit Support Agreement" means the Master Credit Support Agreement dated as of the Closing Date, by and among Genesis OLP, Basis and SI, substantially in the form attached hereto as Exhibit G.

     "Delaware Act" has the meaning assigned to such term in the Recitals to this Agreement.

     "DGCL" means the Delaware General Corporation Law.

     "Disputed Items" has the meaning assigned to such term in Schedule 7.1. "Distribution Support Agreement" means the Distribution Support Agreement, dated as of the Closing Date, among Genesis OLP and SI, substantially in the form attached hereto as Exhibit H.

     "DLLCA" has the meaning assigned to such term in the Recitals to this Agreement.

     "Effective Time" has the meaning assigned to such term in Schedule 7.1.

     "Employment Agreement" means the employment agreements entered into by certain officers of Genesis LLC substantially in the form attached hereto as
Exhibit I.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Estimated Basis Adjustment" means $4,298,539, a good faith estimate as of the date hereof by Basis, in consultation with Genesis OLP, of the amount necessary to be paid by Basis to Genesis OLP so that no post-closing adjustment is required pursuant to section 1(b)(i) of Schedule 7.1.

     "Excess Basis Cash" means an amount equal to the excess of (x) the Basis Purchase Cash over (y) $8,700,000.

     "Estimated Howell Adjustment" means $2,828,373, a good faith estimate as of the date hereof by Howell, in consultation with Genesis OLP, of the amount necessary to be paid by Howell to Genesis OLP so that no post-closing adjustment is required pursuant to section 1(b)(ii) of Schedule 7.1.

     "Excess Howell Cash" means an amount equal to the excess, if any, of (x) the Howell Purchase Cash over (y) the Howell Affiliate Cash.

     "Excess Howell Subordinated LP Units" means a number of Subordinated LP Units equal to the excess of (x) 1,508,800 Subordinated LP Units over (y) the Howell Affiliate Subordinated LP Units.

     "Excluded Assets" means the assets referred to in Schedule 1.3.

     "Excluded Liabilities" means the respective liabilities and obligations of each Transferor and each of their respective Affiliates: (a) reflected on
Schedule 1.4; (b) for income and franchise taxes; (c) accruing or arising from or relating to the ownership or operation of the Assets or the Business prior to the Closing Date by each Transferor and its Affiliates, including, without limitation, all environmental matters (including those created under CERCLA) and all ad valorem taxes, real property taxes, federal, state or other income taxes, sales taxes, personal property taxes, excise, production, severance, gross receipts and other similar taxes relating to the Assets and the operation of the Business prior to the Closing Date, including any such income tax liabilities of the Transferors and their Affiliates that may result from consummation of the transactions contemplated by this Agreement; (d) for salary, wages, bonus payments and fringe benefits for employees of each Transferor or its Affiliates with respect to all periods ending prior to the Closing Date except as otherwise provided in Section 11 hereto; (e) to third parties for personal injury and/or property damage occurring prior to the Closing Date or arising out of operation of the Assets or the Business prior to the Closing Date; (f) to third parties arising from or attributable to any civil, criminal, administrative, arbitrative or other such proceedings or government investigations pending against such Transferor or Affiliate or its Assets prior to the Closing Date or that may be filed against such Transferor or Affiliate or its Assets on or after the Closing Date that are attributable to a claim or claims arising prior to the Closing Date or to the ownership or operation of the Assets or the Business prior to the Closing Date; (g) any indebtedness of Basis or any of the Howell Entities for borrowed money; (h) any obligation or liability relating primarily to the Excluded Assets; and (i) with respect to the Howell Entities the indemnification obligations of Howell and its Affiliates to Exxon relating to the purchase of Exxon's pipeline operations pursuant to the Purchase and Sale Agreement dated February 22, 1995, as amended March 31, 1995; provided, however, that any accounting adjustment for operating expenses in the ordinary course of business shall be as of the Effective Date.

     "Expertise" means all processes, trade secrets, confidential or proprietary know-how (to the fullest extent that such know-how can be conveyed), design, manufacturing, engineering and other drawings, technology, intellectual property rights, agent agreements, technical information, software, engineering data, design and engineering specifications relating to the Business, including Transferor's internally developed computer technology related to the Assets and the Business.

     "Exxon" means Exxon Pipeline Company.

     "Exxon Pipeline Statement" has the meaning assigned to such term in Section 3.2(d).

     "Exxon Satsuma Facilities Lease Agreement" has the meaning assigned to such term in Section 4.5(c).

     "Final Balance Sheets" means the Basis Final Balance Sheet and the Howell Final Balance Sheet.

     "Final Prospectus" means the prospectus relating to the Common MLP Units offered in the Public Offering that is first filed pursuant to Rule 424(b) of the Securities Act or, if no filing pursuant to Rule 424(b) is required, the final prospectus included in the Registration Statement.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, in statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be accepted by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination.

     "General Partner Interest" shall mean, with respect to Genesis MLP and Genesis OLP, an interest in the profits, losses and capital of Genesis MLP and Genesis OLP, respectively, that provides the holder thereof with the rights and obligations of a general partner in accordance with MLP Agreement and the OLP Agreement, respectively.

     "Genesis LLC" has the meaning assigned to such term in the opening paragraph of this Agreement.

     "Genesis MLP" has the meaning assigned to such term in the opening paragraph of this Agreement.

     "Genesis OLP" has the meaning assigned to such term in the opening paragraph of this Agreement.

     "Howell" has the meaning assigned to such term in the opening paragraph of this Agreement.

     "Howell Adjusted Working Capital" has the meaning assigned to such term in
Schedule 7.1.

     "Howell Affiliate Cash" means the aggregate amount of cash to be paid by Genesis OLP to Howell Pipeline, Howell Texas, Howell Transportation and Howell Power pursuant to Sections 2.4(a)(ii) through (a)(v).

     "Howell Affiliate Subordinated LP Units" means the aggregate number of Subordinated LP Units, if any, issued to Howell Pipeline, Howell Texas, Howell Transportation and Howell Power pursuant to Section 2.4(b).

     "Howell Assets" means the Howell Corporation Assets, the Howell Crude Assets, the Howell Pipeline Assets, the Howell Texas Assets, the Howell Transportation Assets and the Howell Power Assets.

     "Howell Corporation Assets" means the Assets referred to in Schedule 1.1B-
6.

     "Howell Crude" has the meaning assigned to such term in the opening paragraph of this Agreement.

     "Howell Crude Assets" means the assets referred to in Schedule 1.1B-1.

     "Howell Crude Operations" has the meaning assigned to such term in Section 3.2(d).

     "Howell Employee Plans" has the meaning assigned to such term in Section 3.2(m)(ii).

     "Howell Employees" has the meaning assigned to such term in Section 3.2(m)(iii).

     "Howell Entities" means Howell and the Howell Subsidiaries.

     "Howell Final Balance Sheet" has the meaning assigned to such term in
Schedule 7.1.

     "Howell Financial Statements" has the meaning assigned to such term in
Section 3.2(d).

     "Howell Pipeline" has the meaning assigned to such term in the opening paragraph of this Agreement.

     "Howell Pipeline Assets" means the assets referred to in Schedule 1.1B-2.

     "Howell Power" has the meaning assigned to such term in the opening paragraph of this Agreement.

     "Howell Power Assets" means the assets referred to in Schedule 1.1B-5.

     "Howell Purchase Cash" means 46% of the Purchase Cash.

     "Howell Returns" has the meaning assigned to such term in Section 3.2(h).

     "Howell Subsidiaries" means Howell Crude, Howell Texas, Howell Pipeline, Howell Transportation and Howell Power.

     "Howell Taxes" has the meaning assigned to such term in Section 3.2(h).

     "Howell Texas" has the meaning assigned to such term in the opening paragraph of this Agreement.

     "Howell Texas Assets" means the assets referred to in Schedule 1.1B-3.

     "Howell Transportation" has the meaning assigned to such term in the opening paragraph of this Agreement.

     "Howell Transportation Assets" means the assets referred to in
Schedule 1.1B-4.

     "Indemnified Losses" has the meaning assigned to such term in Section 8.1.

     "Indemnified Party" has the meaning assigned to such term in Section 8.4.

     "Indemnifying Party" has the meaning assigned to such term in Section 8.4.

     "Information" has the meaning assigned to such term in Section 14.3.

     "Interest"  has the meaning assigned to such term in Section 4.1.

     "JMP" means JM Petroleum Corporation.

     "Laws" means any and all laws, statutes, common law, ordinances, rules or regulations promulgated by a governmental authority, orders or decrees of a court or other governmental authority, judicial decisions, decisions of arbitrators or determinations of any governmental authority or court.

     "Liens" means liens, claims, pledges, security interests, charges, restrictive covenants, easements or encumbrances or title defects of any nature.

     "Limited Partner Interest" shall mean, with respect to Genesis MLP and Genesis OLP, an interest in the profits, losses and capital of Genesis MLP and Genesis OLP, respectively, that provides the holder thereof with the rights and obligations of a limited partner in accordance with the MLP Agreement and the OLP Agreement, respectively.

     "Litigation Records" has the meaning assigned to such term in Section
8.6(b).

     "LLC Agreement" the Limited Liability Company Agreement of Genesis LLC entered into by Basis and Howell, as members, dated as of November 14, 1996.

     "LLC Contribution Amount" means an amount equal to 2/98ths of the Net Offering Proceeds.

     "LLC Funding" has the meaning assigned to such term in Section 2.1(c).

     "LLC Interest" shall mean, with respect to Genesis LLC, an interest in the profits, losses and capital of Genesis LLC that provides the holder thereof with the rights and obligations of a member in accordance with the Members Agreement.

     "LLC Over-Allotment Contribution" has the meaning assigned to such term in
Section 2.8(b).

     "LLC Plans" has the meaning assigned to such term in Section 11.2.

     "LLC Shares" means shares issued pursuant to the LLC Agreement representing LLC Interests.

     "MAE" means a material adverse effect on the business, results of operations, assets, liabilities or financial condition of the applicable Person or the Business.

     "Make-Whole Payment Request" has the meaning assigned to such term in
Section 4.7.

     "Managing General Partner Interest" shall mean, with respect to Genesis OLP, an interest in the profits, losses and capital of Genesis OLP that provides the holder thereof with the rights and obligations of the managing general partner in accordance with the OLP Agreement.

     "Members Agreement Addendum" means the addendum dated as of the Closing Date of the LLC Agreement between Howell and Howell Crude regarding the transfer of interests in Genesis LLC, in the form of Exhibit J hereto.

     "MLP Agreement" has the meaning assigned to such term in the Recitals to this Agreement.

     "MLP Contribution" has the meaning assigned to such term in Section 2.3(b).

     "MLP Funding" has the meaning assigned to such term in Section 2.2(c).

     "MLP GP Units" means units representing a general partner interest in Genesis MLP.
     "Net MLP Proceeds" means an amount equal to (x) the sum of (i) the Net Offering Proceeds, plus (ii) the LLC Contribution Amount, minus (y) the Nonunderwriting Offering Expenses.

     "Net Offering Proceeds" means the Public Offering Proceeds less the Underwriting Discount.

     "Net Over-Allotment Proceeds" means the gross proceeds received by Genesis MLP in connection with the exercise by the Underwriters of the Over-Allotment Option, less the Over-Allotment UW Discount.

     "Non-Competition Agreement" means the agreement, dated as of the Closing Date, among SI, Basis, Howell, Genesis MLP and Genesis OLP, in substantially the form attached hereto as Exhibit K.

     "Nonunderwriting Offering Expenses" means, any and all fees and other out-of-pocket expenses (including, without limitation, all Transfer Expenses, fees and expenses of accountants, attorneys, printers, consultants or other agents) incurred, paid, payable or provided by Genesis MLP in connection with the Public Offering; provided, however, Nonunderwriting Offering Expenses shall not include the Underwriting Discount or the Over-Allotment UW Discount.

     "OLP Agreement" has the meaning assigned to such term in the Recitals to this Agreement.

     "OLP Covered Liabilities" has the meaning assigned to such term in Section 4.7.

     "OLP Damages" has the meaning assigned to such term in Section 8.1 of this Agreement.

     "OLP Parties" means Genesis OLP and any direct or indirect subsidiary or Affiliate of Genesis OLP, and any of their respective directors, shareholders, officers, employees, agents, consultants, customers and representatives.

     "Operating General Partner Interest" shall mean, with respect to Genesis OLP, an interest in the profits, losses and capital of Genesis OLP that provides the holder thereof with the rights and obligations of an operating general partner in accordance with the OLP Agreement.

     "Organizational Limited Partner" means, with respect to Genesis MLP, Wayne Kubicek, and with respect to Genesis OLP, Genesis MLP.

     "Over-Allotment Common MLP Units" means the Common MLP Units purchased by the Underwriters upon exercise of the Over-Allotment Option.

     "Over-Allotment Contributions" has the meaning assigned to such term in
Section 2.8(e).

     "Over-Allotment Option" means the over-allotment option granted to the Underwriters in the Underwriting Agreement to purchase up to 1,125,000 additional Common MLP Units.
     "Over-Allotment UW Discount" means the amount of underwriting discounts and commissions provided to the Underwriters in connection with the exercise by the Underwriters of the Over-Allotment Option.

     "Party" means each of the Persons who are signatories to this Agreement.

     "Per Unit Capital Amount" has the meaning set forth in the OLP Agreement.

     "Percentage Interests" has, with respect to Genesis MLP and Genesis OLP, the meaning assigned to such terms in the MLP Agreement and the OLP Agreement, respectively.

     "Permitted Encumbrances" means any claims or Liens which would not result in a loss, liability, cost or expense in excess of $5 million each or which do not secure monetary obligations.

     "Person" means an individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

     "Phibro" means Phibro Energy USA, Inc. and any other entity containing the name "Phibro".

     "Pipeline Assets" means all pipelines for the transmission of crude oil and fixtures related thereto included in the Assets, including interests in real property relating thereto, but expressly excluding all storage terminals, station sites and improvements located thereon.

     "Pledge Agreement" means the Pledge Agreement dated as of the Closing Date among Basis, the Howell Entities and Genesis OLP, substantially in the form attached as Exhibit L.

     "Post-Signing Period" means the period beginning on the date hereof and until the Closing Date.

     "Prime Rate" means the U.S. annual interest rate published as the "Prime Rate" in the Wall Street Journal under the column headed "Money Rates" or such other title as may succeed such heading for the applicable period in effect from time to time.

     "Proportional Share" means with regard to Basis 54% and to Howell 46%.

     "Public Offering" means the initial public offering of Common MLP Units (including the Over-Allotment Option) pursuant to the terms of the Underwriting Agreement.

     "Public Offering Expenses" means the Nonunderwriting Offering Expenses plus the Underwriting Discount.

     "Public Offering Proceeds" means the gross proceeds received by Genesis MLP in connection with the Public Offering (excluding gross proceeds received by Genesis MLP in connection with the exercise by the Underwriters of the Over-Allotment Option).

     "Purchase Cash" means the Net MLP Proceeds minus $5 million.

     "Recent Audited Balance Sheet" means (i) with respect to Basis, the balance sheet as of December 31, 1995 of Basis Petroleum, Inc. Crude Gathering Division that is included in the Final Prospectus and (ii) with respect to Howell, the balance sheet as of December 31, 1995 of Howell Crude Operations that is included in the Final Prospectus.

     "Redemption and Registration Rights Agreement" means the Redemption and Registration Rights Agreement, dated as of the Closing Date, among Genesis MLP, Genesis OLP, Basis and the Howell Entities, substantially in the form attached hereto as Exhibit M.

     "Refinery Supply Agreement" means the Purchase and Sale Agreement for Crude Oil dated as of the Closing Date, by and among Basis and Genesis OLP, substantially in the form attached hereto as Exhibit N.

     "Registration Statement" means the Registration Statement on Form S-1 (Registration No. 333-11545) filed with the Securities and Exchange Commission on behalf of Genesis MLP, as amended or supplemented.

     "Representatives" means Salomon Brothers Inc, Smith Barney Inc., Dean Witter Reynolds Inc., PaineWebber Incorporated and Prudential Securities Incorporated, as the representatives of the several Underwriters.

     "Retained Accounts" has the meaning assigned to such term in Schedule 7.1.

     "Securities Act" means the Securities Act of 1933, as amended.

     "September Balance Sheet" means (i) with respect to Basis, a balance sheet of Basis Petroleum, Inc. Crude Gathering Division as of September 30, 1996 prepared in accordance with GAAP and (ii) with respect to Howell, a balance sheet of Howell Crude Operations as of September 30, 1996 prepared in accordance with GAAP.

     "SI" means Salomon Inc, a Delaware corporation.

     "Sponsor" means each of Basis and Howell, but does not include any of the Howell Subsidiaries.

     "Subordinated GP Units" means units representing subordinated general partner interests in Genesis OLP.
     "Subordinated LP Units" means units representing subordinated limited partner interests in Genesis OLP.

     "Subordinated Unit" means a Subordinated LP Unit or a Subordinated GP Unit.

     "Supply, Transportation and Purchase Agreement" means the Supply, Transportation and Purchase Agreement dated as of the Closing Date, by and among Howell and Genesis OLP, substantially in the form attached hereto as Exhibit O.

     "Suspense Account" means an account established by a Transferor to hold hydrocarbon production revenues where a dispute or question exists as to the ownership of such revenues.

     "Tank Cleaning" means the complete removal and disposal in Howell's name, to a location away from the Assets, of all water, tank bottoms, sediments, sludges and residual materials in any of the following Satsuma Station bulk crude oil storage tanks and associated piping, in each case in compliance with all applicable Laws: Tanks 1786, 1788, 1789, 1790, 1912, 1913, 1915, and 1916.

     "Transaction Documents" means this Agreement, the Agency Agreement, if applicable, the Ancillary Agreement, each Assignment Agreement (Pipelines), each Assignment and Assumption Agreement (Station Sites), each Assignment and Assumption Agreement (Tractors and Other Assets), the Corporate Services Agreement, the Credit Support Agreement, the Distribution Support Agreement, Employment Agreements, the Members Agreement Addendum, the restatements of each of the MLP Agreement and the OLP Agreement in substantially the forms included in the Final Prospectus, the Non-Competition Agreement, the Pledge Agreement, the Redemption and Registration Rights Agreement, the Refinery Supply Agreement, the Supply, Transportation and Purchase Agreement, the Transition Services Agreement and the Underwriting Agreement.

     "Transfer Expenses" means all reasonable out-of-pocket expenses, fees and costs, including, without limitation all sales, use and similar taxes and documentary, filing, recording, transfer, deed or conveyance fees or taxes, in each case, that are reasonably incurred or proposed to be reasonably incurred in connection with the contributions, conveyances and deliveries to be made hereunder.

     "Transferor" means each of Basis, Howell and the Howell Subsidiaries.

     "Transferor Damages" has the meaning assigned to such term in Section 8.2.

     "Transferor Parties" means any Transferor and any Affiliate of such Transferor (including, without limitation, Genesis LLC and, with respect to Basis, SI), and (unless such Persons are OLP Parties) any of their respective directors, shareholders, partners, members, officers, employees, agents, consultants, customers, representatives, successors, transferees or assignees.

     "Transition Services Agreement" means the Transition Services Agreement dated as of the Closing Date, among Genesis LLC, Basis and Howell, substantially in the form attached hereto as Exhibit P.

     "Underallocated Sponsor" has the meaning assigned to such term in Section 4.7.

     "Underground Storage Tanks" has the meaning assigned to such term in the Resource, Conservation and Recovery Act, 42 U.S.C. 6991, as amended, or any applicable state law.

     "Underwriters" means the several Underwriters to be listed in Schedule I to the Underwriting Agreement.

     "Underwriting Agreement" means the Underwriting Agreement of even date herewith relating to the Public Offering by and among Genesis MLP, Genesis OLP, Genesis LLC, the Sponsors, SI and the Representatives.

     "Underwriting Discount" means the underwriting discounts and commissions provided to the Underwriters in connection with the Public Offering (excluding the Over-Allotment UW Discount).

     "Usable Tanks" means the following tanks located at the Satsuma Station:
Tanks 1788, 1912, 1913, 1915, and 1916.

     ARTICLE 2
     CAPITALIZATION AND CONVEYANCE TRANSACTIONS.

     On the Closing Date, the transactions described in this Section 2 will occur in the exact order set forth in this Section 2.

     SECTION 2.1   LLC Funding.   (a)  Simultaneously, (i) with respect to its
540 LLC Shares, Basis shall contribute to Genesis LLC (A) a $ 4.05 million demand, interest-bearing promissory note and (B) cash in an amount equal to 54% of the LLC Contribution Amount and (ii) with respect to its 460 LLC Shares, Howell shall contribute to Genesis LLC (A) a $ 3.45 million demand, interest-bearing promissory note and (B) cash in an amount equal to 46% of the LLC Contribution Amount.

     (b)  Howell shall then contribute its 460 LLC Shares to Howell Crude.

     (c) The transactions contemplated by this Section 2.1 shall be collectively referred to as the "LLC Funding."

     SECTION 2.2 MLP Funding. (a) Upon the prior consummation of the LLC Funding, and simultaneously, (i) Genesis LLC shall contribute to Genesis MLP cash in an amount equal to the LLC Contribution Amount in exchange for 153,061 MLP GP Units representing a 2% general partner interest in Genesis MLP and (ii) the Underwriters shall contribute to Genesis MLP cash in an amount equal to the Net Offering Proceeds in exchange for 7,500,000 Common MLP Units representing a 98% limited partner interest in Genesis MLP.

     (b)  Genesis MLP shall accept the amounts contributed pursuant to clauses
(a)(i) and (a)(ii) hereof as a contribution to capital.

     (c) The transactions contemplated by this Section 2.2 shall be collectively referred to as the "MLP Funding."

     SECTION 2.3 Genesis MLP's Contribution to Genesis OLP. (a) Upon the prior consummation of the MLP Funding, Genesis MLP shall transfer cash in an amount equal to the Net MLP Proceeds to Genesis OLP in exchange for 7,653,061 Common GP Units representing a 69.57% Managing General Partner Interest in Genesis OLP, and Genesis OLP shall accept such cash as a contribution to capital.

     (b) The transactions contemplated by this Section 2.3 shall be collectively referred to as the "MLP Contribution."

     SECTION 2.4 Asset Purchase and Sale. (a) Upon the prior consummation of the MLP Contribution, and simultaneously,

          (i) Basis shall sell, grant, convey, assign, transfer, set over and deliver to Genesis OLP, its successors and assigns, for its and their own use forever, all right, title and interest of Basis in and to the tangible Basis Assets in exchange for cash in the amount of $8,700,000, the sufficiency of such consideration which is hereby acknowledged,

          (ii) Howell Pipeline shall sell, grant, convey, assign, transfer, set over and deliver to Genesis OLP, its successors and assigns, for its and their own use forever, all right, title and interest of Howell Pipeline in and to the Howell Pipeline Assets in exchange for cash in the amount of $38,818,514, the sufficiency of such consideration which is hereby acknowledged,

          (iii) Howell Texas shall sell, grant, convey, assign, transfer, set over and deliver to Genesis OLP, its successors and assigns, for its and their own use forever, all right, title and interest of Howell Texas in and to the Howell Texas Assets in exchange for cash in the amount of $44,116,066, the sufficiency of such consideration which is hereby acknowledged,
          (iv) Howell Transportation shall sell, grant, convey, assign, transfer, set over and deliver to Genesis OLP, its successors and assigns, for its and their own use forever, all right, title and interest of Howell Transportation in and to the Howell Transportation Assets in exchange for cash in the amount of $1,573,000, the sufficiency of such consideration which is hereby acknowledged, and

          (v) Howell Power shall sell, grant, convey, assign, transfer, set over and deliver to Genesis OLP, its successors and assigns, for its and their own use forever, all right, title and interest of Howell Power in and to the Howell Power Assets in exchange for cash in the amount of $3,586,000, the sufficiency of such consideration which is hereby acknowledged.

     (b) In the event that the Howell Purchase Cash is less than the Howell Affiliate Cash,

          (i) the Howell Purchase Cash shall be paid first to Howell Pipeline, Howell Transportation and Howell Power with the remainder, if any, to Howell Texas, and

          (ii)Genesis OLP shall issue to each of Howell Pipeline, Howell Texas, Howell Transportation and Howell Power Subordinated LP Units with an aggregate Per Unit Capital Amount equal to the difference, in each case, between the amount to be paid by Genesis OLP to each Howell Subsidiary for its assets under clause (a) hereof and the amount of Howell Purchase Cash received by each Howell Subsidiary pursuant to this clause (b).

     (c) The transactions contemplated by this Section 2.4 shall be collectively referred to as the "Asset Purchase and Sale."

     SECTION 2.5 Basis' and Howell Crude's Contributions to Genesis OLP. (a) Upon the prior consummation of the Asset Purchase and Sale, and simultaneously,

          (i) Basis shall grant, convey, assign, transfer, set over and deliver to Genesis OLP, its successors and assigns, for its and their own use forever, all right, title and interest of Basis in and to all of the intangible assets associated with its crude oil gathering and marketing business, including all associated goodwill, going concern value and know-how, in exchange for (A) the distribution of the Excess Basis Cash, (B) the issuance of 1,771,200 Subordinated LP Units and (C) the issuance of 36,147 Subordinated GP Units representing a .3286% General Partner Interest in Genesis OLP, the sufficiency of such consideration which is hereby acknowledged, and Genesis OLP shall accept such assets as a contribution to the capital of Genesis OLP, and

          (ii) Howell Crude shall grant, convey, assign, transfer, set over and deliver to Genesis OLP, its successors and assigns, for its and their own use forever, all right, title and interest of Howell Crude in and to all of the intangible assets associated with its crude oil gathering and marketing business, including all associated goodwill, going concern value, and know-how, in exchange for (A) the distribution of the Excess Howell Cash, (B) the issuance of the Excess Howell Subordinated LP Units and (C) the issuance of 30,792 Subordinated GP Units representing a .2799% General Partner Interest in Genesis OLP, the sufficiency of such consideration which is hereby acknowledged, and Genesis OLP shall accept such assets as a contribution to the capital of Genesis OLP.

     (b) The transactions contemplated by this Section 2.5 shall be collectively referred to as the "Basis and Howell Crude Contributions."

     SECTION 2.6    Additional  LLC Contributions.  (a)   Upon the prior
consummation of the Basis and Howell Crude Contributions, and simultaneously,
(i) with respect to its 540 LLC Shares, Basis shall transfer to Genesis LLC its 36,147 Subordinated GP Units and (ii) with respect to its 460 LLC Shares, Howell Crude shall transfer to Genesis LLC its 30,792 Subordinated GP Units. Genesis LLC shall accept the contributions made pursuant to clauses (a)(i) and (a)(ii) of this Section 2.6 as additional contributions to its capital.

     (b) The transactions contemplated by this Section 2.6 shall be collectively referred to as the "Additional LLC Contributions."

     SECTION 2.7 Clean Up Distributions. (a) Upon the prior consummation of the Additional LLC Contributions, and simultaneously, Genesis OLP shall distribute (i) cash in the amount of $10.00 to Genesis LLC with respect to its General Partner Interest in Genesis OLP and (ii) cash in the amount of $990.00 to Genesis MLP with respect to its organizational Limited Partner Interest in Genesis OLP. Thereafter, Genesis MLP shall cease to be a limited partner of Genesis OLP.

     (b) Genesis MLP shall distribute (i) cash in the amount of $10.00 to Genesis LLC with respect to its General Partner Interest in Genesis MLP and (ii) cash in the amount of $990.00 to Kubicek with respect to his Organizational Limited Partner Interest in Genesis MLP. Thereafter, Kubicek shall cease to be a limited partner of Genesis MLP.

     (c) Genesis LLC shall distribute (i) cash in the amount of $540.00 to Basis with respect to its 540 LLC Shares and (ii) cash in the amount of $460.00 to Howell Crude with respect to its 460 LLC Shares.

     (d) The transactions contemplated by this Section 2.7 shall be collectively referred to as the "Clean Up Distributions."

     SECTION 2.8 Over-Allotment Contributions. (a) In the event the Underwriters exercise the Over-Allotment Option, in whole or in part, (i) with respect to its 540 LLC Shares, Basis shall contribute to Genesis LLC cash in an amount equal to 54% of the LLC Over-Allotment Contribution and (ii) with respect to its 460 LLC Shares, Howell shall contribute or cause an Affiliate to contribute to Genesis LLC cash in an amount equal to 46% of the LLC Over-Allotment Contribution.

     (b) Genesis LLC shall then contribute cash to Genesis MLP in an amount equal to 2/98ths of the Net Over-Allotment Proceeds (the "LLC Over-Allotment Contribution") in exchange for an additional number of MLP GP Units equal to 2/98ths of the total number of Over-Allotment Common MLP Units.

     (c) Genesis MLP shall then contribute to Genesis OLP cash in an amount equal to the sum of (i) the Net Over-Allotment Proceeds plus (ii) the LLC Over-Allotment Contribution in exchange for a number of additional Common GP Units equal to the sum of (x) the total number of Over-Allotment Common MLP Units plus (y) the number of additional MLP GP Units issued pursuant to the MLP Agreement as described therein.

     (d)  Genesis OLP shall use the cash received pursuant to clause (c) of this
Section 2.8 to redeem from all the holders of Subordinated Units, based on the relative number of Subordinated Units owned by each such holder, a number of such Subordinated Units equal to the number of additional Common GP Units issued to Genesis MLP pursuant to the OLP Agreement as described therein.

     (e) The transactions contemplated by this Section 2.8 shall be collectively referred to as the "Over-Allotment Contributions."

     If and to the extent any of the Parties hereto receive funds in connection with the transactions contemplated by this Section 2 at a time not contemplated by this Section 2, then such funds shall be deemed held in escrow to be applied in accordance with this Section 2.

     ARTICLE 3
     REPRESENTATIONS  AND WARRANTIES.

     SECTION 3.1 Basis hereby represents and warrants to Genesis OLP as follows:

     (a)  Corporate Organization and Subsidiaries.

          (i) Basis is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and is duly qualified or licensed as a foreign corporation authorized to do business in each jurisdiction in which the character of the properties and assets now owned or held by it, including the Basis Assets, or the nature of the business now conducted by it requires it to be so licensed or qualified, except in those jurisdictions where the failure to be so qualified or licensed would not have a MAE on Basis or the Business. Basis is a wholly owned subsidiary of SI. Basis has full corporate power and authority to own its properties and carry on its business, including the Business, as now being conducted. Basis has delivered to Genesis OLP true, complete and correct copies of the articles of incorporation and all amendments thereto to the date hereof and the by-laws as presently in effect for Basis.

          (ii)Basis does not own, directly or indirectly, interests in any partnership that is related to the Basis Assets or the Business. Other than as set forth on Schedule 1.1A and other than the stock of Basis Clearing, Inc., Basis does not own, directly or indirectly, any stock or other equity or profit interest, or have any other investment of any kind, in any other entity or business, that is necessary to or employed in the operation of the Basis Assets or the Business.

     (b) Authorization. Basis has full corporate power and authority to execute and deliver each Transaction Document to which it is a party and to consummate the transactions contemplated thereby. The execution and delivery by Basis of each Transaction Document to which it is a party and the consummation by Basis of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Basis and its stockholder, and no other corporate action or proceeding on the part of Basis or its stockholder is necessary to authorize the execution and delivery by Basis of any Transaction Document to which it is a party or the consummation by Basis of the transactions contemplated thereby. This Agreement has, and on the Closing Date each other Transaction Document to which it is a party will have, been duly executed and delivered by Basis and, assuming each has been duly authorized, executed and delivered by the other parties thereto, is a legal, valid and binding obligation of Basis, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency and similar laws affecting the rights of creditors generally or as may be limited by the availability of equitable remedies, including specific performance, subject to the discretion of the court before which any proceeding therefor may be brought.

     (c) Noncontravention. The execution and delivery of each Transaction Document, and the consummation of the transactions contemplated hereby and thereby, will not: (i) violate any provision of the Articles of Incorporation or By-laws of Basis; (ii) except as set forth on Schedule 3.1(c), violate, or result with the giving of notice or the passage of time in a violation of any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or entitle any party to terminate any or all of the provisions of, or result in the creation or imposition of any Lien upon any of the Basis Assets pursuant to any provision of, or require the consent or approval of any other party to, any mortgage, lease, license, loan agreement, indenture or other agreement, instrument or document to which Basis is a party or to or by which any of the Basis Assets is subject or bound; or (iii) violate or conflict with any law, order, rule, regulation, arbitration award, judgment or decree to or by which Basis or any of the Basis Assets is subject or bound; except, in the case of (ii) and (iii) above, for such violations, conflicts, breaches, defaults, Liens or encumbrances the existence of which would not have a MAE with respect to Basis or the Business.

     (d) Financial Statements. Basis has previously delivered to Genesis OLP balance sheets of Basis Petroleum, Inc. Crude Gathering Division as of
December 31, 1994, December 31, 1995 and September 30, 1996 and the related statements of income and cash flows for Basis Petroleum, Inc. Crude Gathering Division for the years ended 1993, 1994 and 1995 and the nine-month period ended September 30, 1996. All of the financial statements referred to above in this
Section 3.1(d) are included in the Prospectus and are herein collectively referred to as the "Basis Financial Statements." Arthur Andersen LLP ("Andersen") has audited the Basis Financial Statements other than the September Balance Sheet and the income and cash flow statements for the nine month period ended September 30, 1996 and furnished an opinion with respect thereto. The balance sheets included in the Basis Financial Statements fairly present in all material respects the financial position of Basis and its subsidiaries as of the respective dates set forth therein and the income statements and statements of cash flows included in the Basis Financial Statements fairly present in all material respects the results of operations and the cash flows of Basis and its subsidiaries for the respective periods set forth therein, in each case in conformity with GAAP applied on a consistent basis, except as otherwise noted therein and, in the case of unaudited statements for the period ended
September 30, 1996, for normally recurring year-end adjustments which are not material.

     (e) Condition of Assets. The Basis Assets (other than the real property) are in good condition, except for ordinary wear and tear and except for such defects as would not in the aggregate have a MAE with respect to the Business. Basis has not received any appraisals or engineering reports nor has Basis conducted any appraisals or engineering reports relating to the condition of any of the Basis Assets, other than data or reports the contents of which have been specifically disclosed to Genesis OLP and to Howell.

     (f) Information Included in Registration Statement. The information supplied or to be supplied by Basis for inclusion in the Registration Statement, as of the time the Registration Statement becomes effective, does not contain any untrue statement of a material fact or omit a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     (g) Absence of Certain Changes or Events. Except as reflected in Schedule 3.1(g)) as specifically set forth herein, or, as expressly permitted or described elsewhere in the Transaction Documents or as disclosed in the Prospectus since the September Balance Sheet, Basis has not:

          (i) incurred any material liability whether absolute or contingent, with respect to the Basis Assets or the Business taken as whole except (a) trade or business obligations or liabilities incurred in the ordinary course of business, (b) obligations under any contracts or commitments made in the ordinary course of business and (c) sales, income, franchise, ad valorem, severance and windfall profit taxes and assessments accruing or becoming payable in the ordinary course of business;

          (ii)purchased or redeemed any shares from, or declared or made any payment or distribution to, any stockholders of Basis, except such payments or distributions consisting of Excluded Assets or as reflected on Schedule 7.1;

          (iii) issued or authorized the issuance of any securities or any options, warrants or rights to purchase any securities that relate to the Basis Assets or the Business;

          (iv)disposed of or acquired any material assets or business to be included in the Basis Assets or Business (other than the Excluded Assets) or canceled any debts or claims except in the ordinary course of business;

          (v) suffered any extraordinary losses or any damage, destruction or other casualty losses with respect to the Basis Assets, or waived any rights of substantial value, except as would not have, individually or in the aggregate, a MAE with respect to the Business;

          (vi)entered into any material transaction with respect to the Basis Assets or the Business other than in the ordinary course of business;

          (vii) had, individually or in the aggregate, any material adverse change in its business, assets, liabilities, financial condition or results of operations with respect to the Basis Assets or the Business or such that would have a MAE on the Basis Assets or the Business, except for any change resulting from general economic, market or financial conditions and for any change resulting from conditions or circumstances generally affecting the industry in which the Business operates or which have been specifically disclosed to Genesis OLP and to Howell;

          (viii) given any promise, assurance or guaranty of the payment, discharge or fulfillment of any obligation of any other Person with respect to the Assumed Liabilities or the Basis Assets or the Business after the Closing Date except in the ordinary course of business;

          (ix)had any actual or, to the knowledge of Basis, threatened cancellation or nonrenewal of customer agreements or adverse change in the relationship with any of the significant customers of the Business;

          (x) sold or disposed of or otherwise divested itself of the ownership, possession, custody and control of any corporate books and records of any nature which, in accordance with past business practices, are retained for a period of time after their use, creation or receipt with respect to the Basis Assets or the Business;

          (xi)transferred to any stockholder or any Affiliate of any stockholder any right, property or interest which is necessary in the operation of the Business other than in the ordinary course of business, except Excluded Assets and regular cash compensation in accordance with past practice or pursuant to existing severance agreements with employees of Basis; or

          (xii) engaged in any transaction which gives rise to an intercompany receivable, payable or loan between Basis and any Affiliate thereof except in the ordinary course of business.

     (h) Taxes. For purposes of this Agreement, "Basis Taxes" shall mean all federal, state, local and foreign taxes for which Basis is or may be liable. Basis has taken the position on all tax returns, reports and forms (collectively, the "Basis Returns") since July 1, 1985 that it is a corporation. Except as set forth on Schedule 3.1(h), Basis has filed or caused to be filed in a timely manner (within any applicable extension periods) all Basis Returns required to be filed. All such Basis Returns when filed were true, complete and accurate in all material respects except to the extent the same would not have a MAE on the Basis Assets or the Business. The amounts withheld and paid to governmental authorities for production, windfall profit and other taxes during the immediately preceding year are correct in all material respects. To the best of Basis' knowledge, there are no filed or threatened state or federal tax Liens relating to the Basis Assets that would have a MAE on the Basis Assets or the Business.

     (i) Title to Properties. Basis has, and will at the Closing have and shall convey by a recordable instrument, (i) good and indefeasible title to all owned real property related to the Business, excluding Pipeline Assets, to be transferred to Genesis OLP by Basis or any of its Affiliates pursuant hereto,
(ii) sufficient title to the portion of the Basis Assets constituting the Pipeline Assets, if any, to enable Genesis OLP to use the Pipeline Assets as they have been used in the past and as they are proposed to be used in the Business and any lack of title to the Pipeline Assets has not had and will not have a MAE on the Business and will not materially increase the cost of such use, (iii) valid leasehold interests in Basis' leased real property and leased personal property and vehicles that are the subject of assigned leases included in the Basis Assets, and (iv) good title to all other assets and properties, whether real, personal, mixed or fixtures, included in the Basis Assets, in each case, with respect to clauses (i) + (iv) hereof, free and clear of all Liens, except for (a) Liens that are specified as a part of the Assumed Liabilities and
(b) Permitted Encumbrances. Basis enjoys peaceful possession of all its owned or leased real property, personal property and vehicles relating to the Business, except as would not have a MAE on the Business, all of which assets are included on Schedule 1.1A and are reflected on the September Balance Sheet. No covenants, easements, restrictions, servitudes or rights of way applicable to the Basis Assets have or can be reasonably expected to have a MAE with respect to the Business.

     (j) Leased Property. To the best knowledge of Basis, Basis is not in default, and no notice of alleged default has been received by Basis, under any leases under which Basis is lessee of any of the Basis Assets, no lessor is in default or alleged to be in default thereunder, and there exists no condition or event which, after notice or lapse of time or both, would constitute a default by any party thereto, except as would not have a MAE on the Business. Except as set forth on Schedule 3.1(j), there are no leases or tenancies of third parties for any part of the real property, personal property or vehicles included in the Basis Assets that shall remain in effect at or after the Closing Date, except as would not have a MAE on the Business.

     (k) Patents, Trademarks, Expertise, Etc. There are no patents, trade names, copyrights or trademarks relating to the Basis Assets or the Business that are material to the Business. The consummation of the transactions contemplated by the Transaction Documents will not result in the loss or material impairment of any of Basis' Expertise; and no proceedings have been instituted, are pending or, to the best knowledge of Basis, are threatened which challenge the rights of Basis in respect to Basis' Expertise. To the best knowledge of Basis, Basis has adequate patent and trademark rights to the technology used or useful with respect to the Basis Assets or the Business, and the use thereof is not infringing any patent, copyright, trademark or similar right of any person. Except as set forth in Schedule 3.1(k), there are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of such technology by any independent salesperson, distributor, sublicensor, or other remarketer or sales organization.

     (l) Litigation. Except as set forth on Schedule 3.1(l) hereto, there is not pending or, to the knowledge of Basis, threatened any judicial, administrative or arbitration action, suit or proceeding against Basis, which might result in any significant adverse change in the Assumed Liabilities or have a MAE on the Business, or which questions the validity of any Transaction Document or any action taken or to be taken in connection therewith.

     (m)  Employees, Employee Benefit Plans, Labor Matters and Compensation.

          (i) Genesis LLC intends to offer employment effective as of January 1, 1997 to all of the employees of Basis actively employed in the Business under such terms and conditions (including compensation and benefits) as Genesis LLC may deem appropriate. Basis shall use its reasonable best efforts to persuade such employees as Genesis LLC may designate to become employees of Genesis LLC. Basis will not solicit, or in any other manner attempt to induce, any employee of Genesis LLC to leave the employ of Genesis LLC. Any severance pay or other severance-related obligations arising with respect to any employees of Basis, as of the Closing Date or thereafter, shall be the obligation of Basis except as otherwise provided in Section 11. Basis will timely pay all its employees who will become employees of Genesis LLC, their pro rata portion of any bonus otherwise payable under any bonus payment plan or arrangement of Basis through the Closing Date.

          (ii)Basis has provided Genesis LLC with summaries of all employee benefit plans, programs and arrangements of Basis (the "Basis Employee Plans") and each of the documents relating thereto as Genesis LLC shall reasonably request, as well as a list of employees of Basis who are actively employed in the Business with a listing of each such employee's "service" with Basis and such other information as Genesis LLC may reasonably request.

          (iii) Except as described on Schedule 3.1(m), there are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any or all employees currently or formerly employed in the Business, or their respective dependents (collectively, the "Basis Employees"); no such petitions have been pending at any time within two years prior to the date of this Agreement and, to the best knowledge of Basis, there has not been any organizing effort by any union or other group seeking to represent any Basis Employees as their exclusive bargaining agent at any time within two years prior to the date of this Agreement; and there are no labor strikes, work stoppages or other labor troubles, other than routine grievance matters, now pending, or, to the best of Basis's knowledge, threatened, against Basis, nor have there been any such labor strikes, work stoppages or other labor troubles, other than routine grievance matters, with respect to the Business at any time within two years prior to the date of this Agreement.

          (iv)Except as set forth on Schedule 3.1(m) or pursuant to the Transition Services Agreement, since January 1, 1996, Basis (a) has not entered into any employment or similar contract with, or made any increase in the compensation payable or to become payable by it to, any Basis Employee other than in the ordinary course of business, in accordance with past practice or in accordance with the requirements of applicable Laws, which will become the obligation of Genesis OLP or Genesis LLC, and (b) has not contributed or made any commitment to, or representation that it will, contribute any amounts to any bonus or other Basis Employee Plan, severance plan or collective bargaining agreement in respect of Basis Employees in the case of (a) and (b), other than as required by applicable Laws or by the terms of any such Basis Employee Plan as in effect on the date of the September Balance Sheet, which will become the obligation of Genesis OLP or Genesis LLC.

     (n) Consents. Except as set forth in Schedule 3.1(n), no consent, approval, authorization or order of (or registration or filing with) any court or governmental agency or body is required in connection with the execution, delivery or performance by Basis of any Transaction Document or in connection with the transactions contemplated thereby, except for such consents which the failure to obtain would not have, individually or in the aggregate, a MAE with respect to the Business.

     (o) Contracts. Except as set forth in Schedule 3.1(o) and except for lessee leases, to the knowledge of Basis with respect to Basis Assets or the Business, Basis is not a party to, nor bound by, nor are any of the Basis Assets or the Business subject to:

          (i) any contract which (A) has not been entered into or received in the ordinary course of Basis' business and is not consistent with prior practice of Basis, or (B) involves the bulk or wellhead purchase, sale or exchange of in the aggregate more than 5,000 barrels of oil per day;

          (ii)any mortgage, pledge or other form of secured indebtedness for borrowed money;

          (iii) any debentures, notes or installment obligations, other than accounts payable arising in the ordinary course of Basis' business, or other instruments for or relating to any borrowing of money by Basis;

          (iv)any guaranty of any obligation for borrowings or otherwise, excluding endorsements made for collection, and any other guaranty, which has not been entered into in the ordinary course of Basis' business;

          (v) any agreement or arrangement for the sale or lease of any of the Basis Assets (other than inventory and other than in the ordinary course of business) or for the sale of inventory other than in the ordinary course of business;

          (vi)any contract pursuant to which Basis is obligated to make payments, contingent or otherwise, on account of or arising out of the prior acquisition of the business, or all or substantially all of the assets or stock, of other companies or any division thereof; or

          (vii) any other contract, agreement or other instrument not entered into in the ordinary course of business which is material to the Business and not excluded by reason of the provisions of clauses (i) through (vi), inclusive, of this subsection.

Except as would not have a MAE with respect to the Business, all contracts referred to in Schedule 3.1(o) which are contracts assigned to Genesis OLP are legal, valid and binding obligations of Basis enforceable against it in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting the rights of creditors generally or as may be limited by the availability of equitable remedies, including specific performance, subject to the discretion of the court before which any proceeding therefor may be brought. Except as set forth on
Schedule 3.1(o), such assigned contracts have not been amended except in the ordinary course of business and additions or deletions of leases pursuant to such assigned contracts in the ordinary course of business. To the best knowledge of Basis, (i) Basis is not in default, and no notice of alleged default has been received by Basis, under any of such contracts which are assigned contracts and (ii) no other party thereto is in default or alleged to be in default thereunder. Except as separately identified in Schedule 3.1(o), each of the assigned contracts of Basis set forth on Schedule 3.1(o) may be assigned by Basis to Genesis OLP without the consent of any Person, except such as would not have a MAE with respect to the Business or for which consent has been obtained. To the best knowledge of Basis, the rights of Basis under all assigned contracts that are set forth in Schedule 3.1(o) are owned or possessed by Basis free and clear of all Liens, except such as would not have a MAE with respect to the Business. Except as set forth on Schedule 3.1(o), Basis does not know of any cancellation, and Basis has not received any written threat to cancel or not to renew or extend, any such contract which is an assigned contract by or from any other party thereto. To the extent that there are any exchange imbalances relating to assigned contracts that are contracts for the exchange of liquid hydrocarbons, such imbalances are to be settled in the ordinary course of business and consistent with past practice and would not have a MAE on the Business.

     (p) Broker's and Finder's Fees. Basis is not obligated to pay, nor has Basis retained any broker or finder or any other Person who is entitled to, any broker's or finder's fee or any other commission or financial advisory fee based on any agreement or undertaking made by or on behalf of Basis in connection with the transactions contemplated hereby or in the Transaction Documents, except pursuant to the Underwriting Agreement.

     (q)  Environmental Matters.

          (i) Except as set forth in Schedule 3.1(q), Basis has not and does not handle, treat, store or dispose of, on Basis' owned or leased real property or easements included in the Basis Assets, any wastes (including, without limitation, hazardous or toxic wastes but excluding ordinary garbage and trash and further excluding the handling and storage of crude oil, condensate, motor fuels, lubricants and solvents for use in the Business) or hazardous or toxic substances. Except as set forth in
     Schedule 3.1(q), any such handling, treatment, storage or disposal has been conducted in compliance with all applicable Laws, except where the failure to so comply would not, individually or in the aggregate, have a MAE on the Business.

          (ii) Except as set forth on Schedule 3.1(q), the Business relating to Basis as currently being operated meets and as operated at all times during the three-year period prior to the date hereof met, all applicable federal, state and local requirements with respect to air and water quality, pipeline safety, and the handling, treatment, storage and disposal of wastes or by-products (including hazardous or toxic wastes, if any) and hazardous or toxic substances generated by Basis, where any failure to meet, or during the three-year period prior to the date hereof any failure to have met, such requirements would have a MAE on the Business. Basis has given to pertinent government authorities all notices required pursuant to the Clean Air Act, 42 U.S.C. 7401 et seq., the Clean Water Act, 42 U.S.C.
      1251 et seq., the Toxic Substances Control Act, 15 U.S.C. 2601 et seq., the Solid Waste Disposal Act, as amended by the Resource, Conservation and Recovery Act, 42 U.S.C. 6901 et seq., CERCLA, and all other federal, state and local environmental Laws, where any failure to give such notices would have a MAE on the Business, or would materially and adversely affect Basis' ability to consummate the transactions contemplated by the Transaction Documents. Except as listed on Schedule 3.1(q), Basis has not since the date five years prior to the date hereof received any order or notice of violation or noncompliance from, or been the subject of any regulatory audit or investigation (other than any periodic investigation or inspection of a routine nature) by, any governmental authority in connection with the ownership or operation of the Basis Assets or the Business or as a potentially responsible party in connection with any waste disposal facility, except where such violations or noncompliance would not have a MAE with respect to the Business.

          (iii) With respect to the operation of the Basis Assets, Basis has not handled, treated, stored, recycled, reclaimed or disposed of, or arranged for the handling, treatment, storage, recycling or reclamation or disposal of, any wastes or by-products (including hazardous or toxic wastes) or hazardous or toxic substances on any property other than the sites disclosed on Schedule 3.1(q).

          (iv)To the best knowledge of Basis, there are no Underground Storage Tanks on the owned or leased real property or easements included in the Basis Assets, and any Underground Storage Tanks that may have been on Basis' owned or leased real property were removed, and any soil contaminated as a result of such Underground Storage Tanks was remediated in accordance with all applicable Laws. Except as set forth on Schedule 3.1(q), none of the improvements owned or used by Basis on such owned or leased real property or easements contain, to the knowledge of Basis, any friable asbestos, nor does any equipment owned or used, except for electrical transformers owned and in service by third parties, by Basis on such owned or leased real property or easements contain, to the knowledge of Basis, any polychlorinated biphenyls at least greater than 50 parts per million.

          (v) With respect to environmental matters, all financial assurances required by governmental authorities for the lawful operation of the Basis Assets are in place and fully funded as described on Schedule 3.1(q).

     (r) Public Utility Status. Basis is not (i) a "public utility company", a "holding company" or an "affiliate" of a "holding company" as those terms are defined in the Public Utility Holding Company Act of 1935, (ii) a "gas utility", "public utility" or "utility" as those terms are defined in Article 6050 of the Revised Civil Statutes of Texas or (iii) a "public utility" or "utility" as those terms are defined in the Public Utility Regulatory Act of Texas or under the applicable laws of any state in which Basis does business.

     (s)  Authorities, Permits, Tariffs and Regulatory Authorizations.

          (i) Basis has no common carrier pipelines relating to the Business or the Basis Assets and is licensed and qualified to own and operate any and all trucks, tractors and trailers leased, owned or operated by, for or on behalf of Basis in connection with the Basis Assets or the Business and holds all necessary certificates, permits or other regulatory authorizations to own and operate the Basis Assets as utilized in the Business presently and during the past twelve months, except where the failure to be so qualified or licensed would not have a MAE on the Business.

          (ii)Except as set forth on Schedule 3.1(s), (a) Basis has complied with all federal, state and local Laws, including, without limitation, the rules and regulations of all governmental agencies having authority over it and any such Laws, concerned with export and import licenses, occupational safety, environmental protection and employment practices, relating to the Business, (b) Basis has complied with each and all permits and tariffs, including any required filings and renewals, and no default exists with respect thereto, and (c) Basis has not received written notice of violation of any such rules or regulations, corrected or not, since January 1, 1996, except, in the cases of (a) and (b) where such violations or noncompliance would not have a MAE with respect to the Business. Basis has not received from any governmental authority any written notice since January 1, 1996, of any currently proposed public improvement which would impose a Lien upon any of the Basis Assets, except as would not have a MAE with respect to the Business.

     (t) Suspense Accounts. Basis has maintained each of its Suspense Accounts for third party sellers of crude oil in accordance with all applicable Laws, including, without limitation, applicable escheat laws, except as would not have a MAE with respect to the Business.

     (u) Third Party Rights. Except as set forth in Schedule 3.1(u), no party has any right, whether or not exercisable after notice or lapse of time or any triggering event, to purchase any material part of the Basis Assets (other than crude oil transactions in the ordinary course of business). Except as set forth in Schedule 3.1(u), no agreement binding on Basis or the Business contains any provision which would impose material limitations on Genesis OLP or any of its Affiliates or their respective business practices through a noncompetition, an area of interest or similar type of provision.

     (v) Prepayment. Basis is not obligated by virtue of any express or implied contract or agreement to deliver at some future time oil, gas or products thereof, without receiving at such time a commitment for full payment in accordance with usual business practice. Except as provided for in Schedule 7.1, Basis has not received any prepayment for any oil or gas to be sold, or for services, including transportation, treating or storage, to be rendered with respect to which Genesis OLP could have any liability.

     (w) Investment Representation. Basis is acquiring the Subordinated LP Units for its own account and not with a view to or for sale in connection with any distribution thereof, and will not sell or transfer the Subordinated LP Units except pursuant to an effective registration statement under the Securities Act, and the rules and regulations promulgated thereunder or an exemption therefrom and in compliance with all state securities and blue sky laws; provided, however, it is understood that Basis may transfer the Subordinated LP Units to Affiliates of Basis and to John vonBerg under the circumstances described in the Final Prospectus, and that the Subordinated LP Units will bear an appropriate legend relating to such restriction on transfer and to restrictions on transfer under the Securities Act and the regulations thereunder. Basis is an "accredited investor" as defined in Rule 501(a) under the Securities Act.

     SECTION 3.2 Each of the Howell Entities hereby represents and warrants to Genesis OLP as follows:

     (a)  Corporate Organization and Subsidiaries.

          (i) Each of the Howell Entities is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified or licensed as a foreign corporation authorized to do business in each jurisdiction in which the character of the properties and assets now owned or held by it, including the Howell Assets, or the nature of the business now conducted by it requires it to be so licensed or qualified, except in those jurisdictions where the failure to be so qualified or licensed would not have a MAE on such entities as a whole or the Business. Each of the Howell Entities has full corporate power and authority to own its properties and carry on its business, including the Business, as now being conducted. Each of the Howell Subsidiaries is a direct or indirect wholly owned subsidiary of Howell. Howell has delivered to Genesis OLP true, complete and correct copies of the certificate of incorporation and all amendments thereto to the date hereof and the by-laws as presently in effect for each of the Howell Entities.

          (ii)None of the Howell Entities owns, directly or indirectly, interests in any partnership that is related to the Howell Assets or the Business. Other than as set forth on Schedule 1.1B and other than stock of the Howell Subsidiaries, none of the Howell Entities owns, directly or indirectly, any stock or other equity or profit interest, or have any other investment of any kind, in any other entity or business, that is necessary to or employed in the operation of the Howell Assets or the Business.

     (b) Authorization. Each of the Howell Entities has full corporate power and authority to execute and deliver each Transaction Document to which it is a party and to consummate the transactions contemplated thereby. The execution and delivery of each Transaction Document by each of the Howell Entities to which it is a party, and the consummation by each Howell Entity of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of each of the Howell Entities and their stockholders, and no other corporate action or proceeding on the part of any Howell Entity or its stockholders is necessary to authorize the execution and delivery by the Howell Entities of any Transaction Document to which it is a party or the consummation by each Howell Entity of the transactions contemplated thereby. This Agreement has, and on the Closing Date each other Transaction Document will have, been duly executed and delivered by each Howell Entity which is a party and, assuming each has been duly authorized, executed and delivered by the other parties thereto, is a legal, valid and binding obligation of each Howell Entity party thereto, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency and similar laws affecting the rights of creditors generally or as may be limited by the availability of equitable remedies, including specific performance, subject to the discretion of the court before which any proceeding therefor may be brought.

     (c) Noncontravention. The execution and delivery of each Transaction Document, and the consummation of the transactions contemplated thereby, will not: (i) violate any provision of the Certificate of Incorporation or By-laws of any Howell Entity; (ii) except as set forth on Schedule 3.2(c), violate, or result with the giving of notice or the passage of time in a violation of any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or entitle any party to terminate any or all of the provisions of, or result in the creation or imposition of any Lien upon any of the Howell Assets pursuant to any provision of, or require the consent or approval of any other party to, any mortgage, lease, license, loan agreement, indenture or other agreement, instrument or document to which any Howell Entity is a party or to or by which any of the Howell Assets is subject or bound; or (iii) violate or conflict with any Law, order, arbitration award, judgment or decree to or by which any Howell Entity or any of the Howell Assets is subject or bound; except, in the case of (ii) and (iii) above, for such violations, conflicts, breaches, defaults, Liens or encumbrances the existence of which would not, individually or in the aggregate, have a MAE with respect to the Howell Entities taken as a whole or the Business.

     (d) Financial Statements. Howell has previously delivered to Genesis OLP balance sheets of the combination of Howell Crude and its wholly-owned subsidiaries and the crude oil transportation operations of Howell Transportation (collectively referred to as "Howell Crude Operations") as of the end of each of the fiscal periods ended December 31, 1994, December 31, 1995 and September 30, 1996 and the related statements of income and statement of cash flow for the annual fiscal periods of 1993, 1994 and 1995 and nine month period ended September 30, 1996. All of the financial statements referred to above in this Section 3.2(d) are included in the Prospectus and are herein collectively referred to as the "Howell Financial Statements." Deloitte & Touche LLP has audited the Howell Financial Statements other than the September Balance Sheet and the income and cash flow statements for the nine month period ended September 30, 1996 and furnished an opinion with respect thereto. The balance sheets included in the Howell Financial Statements fairly present in all material respects the financial position of Howell Crude Operations as of the respective dates set forth therein, and the income statements and statements of cash flows included in the Howell Financial Statements fairly present in all material respects the results of operations and the cash flows of Howell and its subsidiaries for the respective periods set forth therein, in each case in conformity with GAAP applied on a consistent basis, except as otherwise noted therein and, in the case of unaudited statements for the period ended
September 30, 1996, for normally recurring year-end adjustments which are not material. Howell has also previously delivered to Genesis OLP a statement of revenue and direct operating expenses relating to the Howell Assets acquired from Exxon (the "Exxon Pipeline Statement") as of the end of each of the fiscal periods ended December 31, 1992, December 31, 1993, December 31, 1994 and March 31, 1995. Price Waterhouse LLP audited the Exxon Pipeline Statement, except for the fiscal period ending March 31, 1995 and furnished an opinion with respect thereto.

     (e) Condition of Assets. The Howell Assets (other than the real property) are in good condition, except for ordinary wear and tear and except for such defects as would not in the aggregate have a MAE with respect to the Business. Howell has not received any appraisals or engineering reports nor has Howell conducted any appraisals or engineering reports relating to the condition of any of the Howell Assets, other than data or reports the contents of which have been specifically disclosed to Genesis OLP and to Basis.

     (f) Information Included in Registration Statement. The information supplied or to be supplied by the Howell Entities for inclusion in the Registration Statement, as of the time the Registration Statement becomes effective, does not contain any untrue statement of a material fact or omit a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     (g) Absence of Certain Changes or Events. Except as reflected in Schedule 3.2(g) or as specifically set forth herein, or, as expressly permitted or described elsewhere in the Transaction Documents or as disclosed in the Prospectus since the September Balance Sheet, no Howell Entity has:

          (i) incurred any material liability whether absolute or contingent, with respect to the Howell Assets or the Business taken as a whole, except
     (A) trade or business obligations or liabilities incurred in the ordinary course of business, (B) obligations under any contracts or commitments made in the ordinary course of business, (C) sales, income, franchise, ad valorem, severance and windfall profit taxes and assessments accruing or becoming payable in the ordinary course of business and (D) as expressly permitted elsewhere in the Transaction Documents;

          (ii)purchased or redeemed any shares from, or declared or made any payment or distribution to, any stockholders of Howell or the Howell Subsidiaries, except such payments or distributions consisting of Excluded Assets or as reflected on Schedule 7.1;

          (iii) issued or authorized the issuance of any securities or any options, warrants or rights to purchase any securities that relate to the Howell Assets or the Business;

          (iv)disposed of or acquired any material assets or business to be included in the Howell Assets or Business (other than the Excluded Assets) or canceled any debts or claims except in the ordinary course of business;

          (v) suffered any extraordinary losses or any damage, destruction or other casualty losses with respect to the Howell Assets, or waived any rights of substantial value, except as would not, individually or in the aggregate, have a MAE with respect to the Business;

          (vi)entered into any material transaction with respect to the Howell Assets or the Business other than in the ordinary course of business;

          (vii) had, individually or in the aggregate, any material adverse change in its business, assets, liabilities, financial condition or results of operations, with respect to the Howell Assets or the Business or such that would have a MAE on the Howell Assets or the Business, except for any change resulting from general economic, market or financial conditions and for any change resulting from conditions or circumstances generally affecting the industry in which the Business operates or which have been specifically disclosed to Genesis OLP and to Basis;

          (viii) given any promise, assurance or guaranty of the payment, discharge or fulfillment of any obligation of any other person or entity with respect to the Assumed Liabilities or the Howell Assets or the Business after the Closing Date except in the ordinary course of business;

          (ix)had any actual or, to the knowledge of Howell, threatened cancellation or nonrenewal of customer agreements or adverse change in the relationship with any of the significant customers of the Business;

          (x) sold or disposed of or otherwise divested itself of the ownership, possession, custody and control of any corporate books and records of any nature which, in accordance with past business practices, are retained for a period of time after their use, creation or receipt with respect to the Howell Assets or the Business;

          (xi)transferred to any stockholder or any Affiliate of any stockholder any right, property or interest which is necessary in the operation of the Business other than in the ordinary course of business, except Excluded Assets and regular cash compensation in accordance with past practice or pursuant to existing severance agreements with employees of any Howell Entity; or

          (xii) engaged in any transaction which gives rise to an intercompany receivable, payable or loan between any Howell Entity and any Affiliate thereof except in the ordinary course of business.

     (h) Taxes. For purposes of this Agreement, "Howell Taxes" shall mean all federal, state, local and foreign taxes for which any Howell Entity is or may be liable. Howell has taken the position on all tax returns, reports and forms (collectively, "Howell Returns") since its incorporation that it is a corporation. Except as set forth on Schedule 3.2(h), Howell has filed or caused to be filed in a timely manner (within any applicable extension periods) all Howell Returns required to be filed. All such Howell Returns when filed were true, complete and accurate in all material respects except to the extent the same would not have a MAE on the Howell Assets or the Business. The amounts withheld and paid to governmental authorities for production, windfall profit and other taxes during the immediately preceding year are correct in all material respects. To the best of Howell's knowledge, there are no filed or threatened state or federal tax Liens relating to the Howell Assets that would have a MAE on the Howell Assets or the Business.

     (i) Title to Properties. Each of the Howell Entities has, and will at the Closing have and shall convey by a recordable instrument, (i) good and indefeasible title to all owned real property related to the Business, excluding Pipeline Assets, to be transferred to Genesis OLP by Howell or any of its Affiliates pursuant hereto, (ii) sufficient title to the portion of the Howell Assets constituting the Pipeline Assets to enable Genesis OLP to use the Pipeline Assets as they have been used in the past and as they are proposed to be used in the Business and any lack of title to the Pipeline Assets has not had and will not have a MAE on the Business and will not materially increase the cost of such use, (iii) valid leasehold interests in each of the Howell Entities' leased real property and leased personal property and vehicles that are the subject of assigned leases included in the Howell Assets, and (iv) good title to all other assets and properties, whether real, personal, mixed or fixtures, included in the Howell Assets, in each case, with respect to clauses
(i) + (iv) hereof, free and clear of all Liens, except for (a) Liens that are specified as a part of the Assumed Liabilities and (b) Permitted Encumbrances. Each of the Howell Entities enjoys peaceful possession of all its owned or leased real property, personal property and vehicles relating to the Business, except as would not have a MAE on the Business, all of which assets are included on Schedule 1.1B and are reflected on the September Balance Sheet. No covenants, easements, restrictions, servitudes or rights of way applicable to the Howell Assets have or can be reasonably expected to have a MAE with respect to the Business.

     (j) Leased Property. To the best knowledge of Howell, none of the Howell Entities is in default, and no notice of alleged default has been received by the Howell Entities, under any leases under which a Howell Entity is lessee of any of the Howell Assets, no lessor is in default or alleged to be in default thereunder, and there exists no condition or event which, after notice or lapse of time or both, would constitute a default by any party thereto, except as would not have a MAE on the Business. Except as set forth on Schedule 3.2(j), there are no leases or tenancies of third parties for any part of the real property, personal property or vehicles included in the Howell Assets that shall remain in effect at or after the Closing Date, except as would not have a MAE on the Business.

     (k) Patents, Trademarks, Expertise, Etc. There are no patents, trade names, copyrights or trademarks relating to the Howell Assets or the Business that are material to the Business. The consummation of the transactions contemplated by the Transaction Documents will not result in the loss or material impairment of any of the Howell Entities' Expertise; and no proceedings have been instituted, are pending or, to the best knowledge of Howell, are threatened which challenge the rights of any Howell Entity in respect to its Expertise. To the best knowledge of Howell, each Howell Entity has adequate patent and trademark rights to the technology used or useful with respect to the Howell Assets or the Business, and the use thereof is not infringing any patent, copyright, trademark or similar right of any person. Except as set forth in
Schedule 3.2(k), there are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of such technology by any independent salesperson, distributor, sublicensor, or other remarketer or sales organization.

     (l) Litigation. Except as set forth on Schedule 3.2(l) hereto, there is not pending or, to the knowledge of Howell, threatened any judicial, administrative or arbitration action, suit or proceeding against Howell or any of the Howell Subsidiaries, which might result in any significant adverse change in the Assumed Liabilities or have, individually or in the aggregate, a MAE on the Business, or which questions the validity of any Transaction Document or any action taken or to be taken in connection therewith.

     (m)  Employees and Employee Benefit Plans, Labor Matters and Compensation.

          (i) Genesis LLC intends to offer employment effective as of January
     1, 1997 to all of the employees of the Howell Entities actively employed in the Business under such terms and conditions (including compensation and benefits) as Genesis LLC may deem appropriate. Howell shall use its reasonable best efforts to persuade such employees as Genesis LLC may designate to become employees of Genesis LLC. Howell will not solicit, or in any other manner attempt to induce, any employee of Genesis LLC to leave the employ of Genesis LLC. Any severance pay or other severance-related obligations arising with respect to any employees of Howell or its Affiliates, as of the Closing Date or thereafter, shall be the obligation of Howell except as otherwise provided in Section 11 hereto. Howell will timely pay all its employees and its Affiliates' employees, including those who will become employees of Genesis LLC, their pro rata portion of any bonus otherwise payable under any bonus payment plan or arrangement of Howell or its Affiliates through the Closing Date.
          (ii)Howell has provided Genesis LLC with summaries of all employee benefit plans, programs and arrangements of Howell ("Howell Employee Plans") and each of the documents relating thereto as Genesis LLC shall reasonably request, as well as a list of employees of Howell who are actively employed in the Business with a listing of each such employee's "service" with Howell and such other information as Genesis LLC may reasonably request.

          (iii) Except as described on Schedule 3.2(m), there are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any employees currently or formerly employed in the Business, or their respective dependents (collectively, the "Howell Employees"); no such petitions have been pending at any time within two years prior to the date of this Agreement or in the case of the Exxon Pipeline Acquisition since April 1, 1995 and, to the best knowledge of Howell, there has not been any organizing effort by any union or other group seeking to represent any Howell Employees as their exclusive bargaining agent at any time within two years prior to the date of this Agreement; and there are no labor strikes, work stoppages or other labor troubles, other than routine grievance matters, now pending, or, to the best of Howell's knowledge, threatened, against Howell, nor have there been any such labor strikes, work stoppages or other labor troubles, other than routine grievance matters, with respect to the Business at any time within two years prior to the date of this Agreement.

          (iv)Except as set forth on Schedule 3.2(m) or pursuant to the Transition Services Agreement, since January 1, 1996, no Howell Entity (a) has entered into any employment or similar contract with, or made any increase in the compensation payable or to become payable by it to, any Howell Employee other than in the ordinary course of business, in accordance with past practice or in accordance with the requirements of applicable Law, which will become the obligation of Genesis OLP or Genesis LLC, (b) has contributed or made any commitment to, or representation that it will, contribute any amounts to any bonus or other Howell Employee Plan, severance plan or collective bargaining agreement in respect of Howell Employees in the case of (a) and (b), other than as required by applicable Law or by the terms of any such Howell Employee Plan as in effect on the September Balance Sheet, which will become the obligation of Genesis OLP or Genesis LLC.

     (n) Consents. Except as set forth in Schedule 3.2(n), no consent, approval, authorization or order of (or registration or filing with) any court or governmental agency or body is required in connection with the execution, delivery or performance by any Howell Entity of any Transaction Document or in connection with the transactions contemplated thereby, except for such consents the failure to obtain which would not have, individually or in the aggregate, a MAE with respect to the Business.

     (o) Contracts. Except as set forth in Schedule 3.2(o) and except for lessee leases, to the knowledge of Howell with respect to the Howell Assets or the Business, no Howell Entity is a party to, nor bound by, nor are any of the Howell Assets or the Business subject to:
          (i) any contract which (A) has not been entered into or received in the ordinary course of business of the Howell Entities and which is not consistent with prior practice of the Howell Entities, or (B) involves the bulk or wellhead purchase, sale or transfer of in the aggregate more than 5,000 barrels of oil per day;

          (ii)any mortgage, pledge or other form of secured indebtedness for borrowed money;

          (iii) any debentures, notes or installment obligations, other than accounts payable arising in the ordinary course of business of the Howell Entities, or other instruments for or relating to any borrowing of money by any Howell Entity;

          (iv)any guaranty of any obligation for borrowings or otherwise, excluding endorsements made for collection, and any other guaranty, which has not been entered into in the ordinary course of business of the Howell Entity;

          (v) any agreement or arrangement for the sale or lease of any of the Howell Assets (other than inventory and other than in the ordinary course of business) or for the sale of inventory other than in the ordinary course of business;

          (vi)any contract pursuant to which a Howell Entity is obligated to make payments, contingent or otherwise, on account of or arising out of the prior acquisition of the business, or all or substantially all of the assets or stock, of other companies or any division thereof; or

          (vii) any other contract, agreement or other instrument not entered into in the ordinary course of business which is material to the Business and not excluded by reason of the provisions of clauses (i) through (vi), inclusive, of this subsection.

Except as would not have a MAE with respect to the Business, all contracts referred to in Schedule 3.2(o) which are contracts assigned to Genesis OLP are legal, valid and binding obligations of the Howell Entities enforceable against them in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting the rights of creditors generally or as may be limited by the availability of equitable remedies, including specific performance, subject to the discretion of the court before which any proceeding therefor may be brought. Except as set forth on Schedule 3.2(o), such assigned contracts have not been amended except in the ordinary course of business and additions or deletions of leases pursuant to such assigned contracts in the ordinary course of business. To the best knowledge of Howell, (i) none of the Howell Entities is in default, and no notice of alleged default has been received by any Howell Entity, under any of such contracts which are assigned contracts and (ii) no other party thereto is in default or alleged to be in default thereunder. Except as separately identified in Schedule 3.2(o), each of the assigned contracts of the Howell Entities set forth on Schedule 3.2(o) may be assigned by the Howell Entities to Genesis OLP without the consent of any Person except such, individually or in the aggregate, as would not have a MAE on the Business or for which consent has been obtained. To the best knowledge of Howell, the rights of the Howell Entities under all assigned contracts that are set forth in Schedule 3.2(o) are owned or possessed by the Howell Entities free and clear of all Liens, except such as would not have a MAE with respect to the Business. Except as set forth on Schedule 3.2(o), Howell does not know of any cancellation, and no Howell Entities has received any written threat to cancel or not to renew or extend, any such contract which is an assigned contract by or from any other party thereto. To the extent that there are any exchange imbalances relating to assigned contracts that are contracts for the exchange of liquid hydrocarbons, such imbalances are to be settled in the ordinary course of business and consistent with past practice and would not have a MAE on the Business.

     (p) Broker's and Finder's Fees. Neither Howell nor any of its Affiliates is obligated to pay, nor has any of them retained any broker or finder or any other Person who is entitled to, any broker's or finder's fee or any other commission or financial advisory fee based on any agreement or undertaking made by or on behalf of Howell nor any of its Affiliates in connection with the transactions contemplated in the Transaction Documents, except pursuant to the Underwriting Agreement.

     (q)  Environmental Matters.

          (i) Except as set forth in Schedule 3.2(q), none of the Howell Entities have and none handle, treat, store or dispose of, on the Howell Entities' owned or leased real property or easements included in the Howell Assets, any wastes (including, without limitation, hazardous or toxic wastes but excluding ordinary garbage and trash and further excluding the handling and storage of crude oil, condensate, motor fuels, lubricants and solvents for use in the Business) or hazardous or toxic substances. Except as set forth in Schedule 3.2(q), any such handling, treatment, storage or disposal has been conducted in compliance with all applicable Laws, except where the failure to so comply would not, individually or in the aggregate, have a MAE on the Business.

          (ii) Except as set forth on Schedule 3.2(q), the Business relating to the Howell Entities as currently being operated meets, and as operated at all times during the three-year period prior to the date hereof met (except that Howell makes no representations about the Pipeline Assets prior to their acquisition by Howell in April 1995), all applicable federal, state and local requirements with respect to air and water quality, pipeline safety, and the handling, treatment, storage and disposal of wastes or by-products (including hazardous or toxic wastes, if any) and hazardous or toxic substances generated by any Howell Entity, where any failure to meet, or during the three-year period prior to the date hereof any failure to have met, such requirements would have a MAE on the Business. Howell has given to pertinent government authorities all notices required pursuant to the Clean Air Act, 42 U.S.C. 7401 et seq., the Clean Water Act, 42 U.S.C.
      1251 et seq., the Toxic Substances Control Act, 15 U.S.C. 2601 et seq., the Solid Waste Disposal Act, as amended by the Resource, Conservation and Recovery Act, 42 U.S.C. 6901 et seq., CERCLA, and all other federal, state and local environmental Laws, where any failure to give such notices would have a MAE on the Business, or would materially and adversely affect the Howell Entities' ability to consummate the transactions contemplated by the Transaction Documents. Except as listed on Schedule 3.2(q), no Howell Entity, and to the knowledge of Howell with respect to the assets acquired from Exxon in April 1995, has since the date five years prior to the date hereof received any order or notice of violation or noncompliance from, or been the subject of any regulatory audit or investigation (other than any periodic investigation or inspection of a routine nature) by, any governmental authority in connection with ownership or operation of the Howell Assets or the Business or as a potentially responsible party in connection with any waste disposal facility, except where such violations or noncompliance would not have, individually or in the aggregate, a MAE with respect to the Business.

          (iii) With respect to the operation of the Howell Assets, no Howell Entity and, to the knowledge of Howell with respect to the assets acquired from Exxon in April 1995, has handled, treated, stored, recycled, reclaimed or disposed of, or arranged for the handling, treatment, storage, recycling or reclamation or disposal of, any wastes or by-products (including hazardous or toxic wastes) or hazardous or toxic substances on any property other than the sites disclosed on Schedule 3.2(q).

          (iv)To the best knowledge of Howell, there are no Underground Storage Tanks on the owned or leased real property or easements included in the Howell Assets, and any Underground Storage Tanks that may have been on any Howell Entity's owned or leased real property were removed, and any soil contaminated as a result of such Underground Storage Tanks was remediated in accordance with all applicable Laws. Except as set forth on Schedule 3.2(q), none of the improvements owned or used by a Howell Entity on such owned or leased real property or easements contain, to the knowledge of Howell, any friable asbestos, nor does any equipment owned or used, except for electrical transformers owned and in service by third parties by a Howell Entity on such owned or leased real property or easements contain, to the knowledge of Howell, any polychlorinated biphenyls at levels greater than 50 parts per million.

          (v) With respect to environmental matters, all financial assurances required by governmental authorities for the lawful operation of the Howell Assets are in place and fully funded as described on Schedule 3.2(q).

     (r) Public Utility Status. No Howell Entity is (i) a "public utility company", a "holding company" or an "affiliate" of a "holding company" as those terms are defined in the Public Utility Holding Company Act of 1935, (ii) a "gas utility", "public utility" or "utility" as those terms are defined in Article 6050 of the Revised Civil Statutes of Texas or (iii) a "public utility" or "utility" as those terms are defined in the Public Utility Regulatory Act of Texas or under the applicable laws of any state in which Howell or the Howell Subsidiaries does business.

     (s)  Authorities, Permits, Tariffs and Regulatory Authorizations.

          (i) Each Howell Entity is qualified and licensed to own and operate each pipeline system owned or operated by such Howell Entity relating to the Business or the Howell Assets and any and all trucks, tractors and trailers leased, owned or operated by, for or on behalf of Howell in connection with the Howell Assets or the Business, and holds all necessary certificates, permits or other regulatory authorizations to own and operate the Howell Assets as utilized in the Business presently and during the past twelve months, except where the failure to be so qualified or licensed would not have, individually or in the aggregate, a MAE on the Business.

          (ii)Except as set forth on Schedule 3.2(s), (a) each Howell Entity has complied with all federal, state and local Laws, including, without limitation, the rules and regulations of all governmental agencies having authority over it and any such Laws, concerned with export and import licenses, occupational safety, environmental protection and employment practices, relating to the Business, (b) each Howell Entity has complied with each and all permits and tariffs, including any required filings and renewals and no default exists with respect thereto, and (c) no Howell Entity has received written notice of violation of any such rules or regulations, corrected or not, since January 1, 1996, except, in the cases of (a) and (b), where such violations or noncompliance, individually or in the aggregate, would not have a MAE with respect to the Business. No Howell Entity has received from any governmental authority any written notice since January 1, 1996, of any currently proposed public improvement which would impose a Lien upon any of the Howell Assets, except as would not have a MAE with respect to the Business.

     (t) Suspense Accounts. Each Howell Entity has maintained its Suspense Accounts for third party sellers of crude oil in accordance with all applicable Laws, including, without limitation, applicable escheat laws, except as would not have a MAE with respect to the Business.

     (u) Third Party Rights. Except as set forth in Schedule 3.2(u), no party has any right, whether or not exercisable after notice or lapse of time or any triggering event, to purchase any material part of the Howell Assets (other than crude oil sold in the ordinary course of business). Except as set forth in
Schedule 3.2(u), no agreement binding on any Howell Entity or the Business contains any provision which would impose material limitations on Genesis OLP or any of its Affiliates or their respective business practices through a noncompetition, an area of interest or similar type of provision.

     (v) Prepayment. No Howell Entity is obligated by virtue of any express or implied contract or agreement to deliver at some future time oil, gas or products thereof, without receiving at such time a commitment for full payment in accordance with usual business practice. Except as provided for in Schedule 7.1, no Howell Entity has received any prepayment for any oil or gas to be sold, or for services, including transportation, treating or storage, to be rendered.

     (w) Investment Representation. The Howell Entities are acquiring the Subordinated LP Units for their own account and not with a view to or for sale in connection with any distribution thereof, and will not sell or transfer the Subordinated LP Units except pursuant to an effective registration statement under the Securities Act, and the rules and regulations promulgated thereunder, or an exemption therefrom and in compliance with all state securities and blue sky laws; provided, however, it is understood that, subject to the provisions of
Section 4.6, a Howell Entity may transfer its Subordinated LP Units to its Affiliates, and that the Subordinated LP Units will bear an appropriate legend relating to such restriction on transfer and to restrictions on transfer under the Securities Act and the regulations thereunder. Each Howell Entity is an "accredited investor" as defined in Rule 501(a) under the Securities Act.

     SECTION 3.3 Genesis OLP hereby represents and warrants to each Transferor as follows:

     (a) Organization, Standing and Authority. Genesis OLP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Genesis OLP has full power and authority to enter into each Transaction Document to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby which are to be consummated by it. The execution and delivery of the Transaction Documents to which it is a party by Genesis OLP and the consummation by Genesis OLP of the transactions contemplated thereby have been duly authorized by all necessary partnership action on the part of Genesis OLP, and no other partnership action or proceeding on the part of Genesis OLP is necessary to authorize the execution and delivery by Genesis OLP of the Transaction Documents to which it is a party or the consummation by Genesis OLP of the transactions contemplated thereby. This Agreement has, and on the Closing Date each other Transaction Document to which it is a party will have, been duly executed and delivered by Genesis OLP and, assuming each has been duly authorized, executed and delivered by the other parties thereto, is a legal, valid and binding obligation of Genesis OLP enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency and similar laws affecting the rights of creditors generally or as may be limited by the availability of equitable remedies, including specific performance, subject to the discretion of the court before which any proceeding therefor may be brought.

     (b) Noncontravention. The execution and delivery of the Transaction Documents do not, and the consummation of the transactions contemplated thereby will not: (i) violate any provision of the OLP Agreement; (ii) violate, or result with the giving of notice or the passage of time in a violation of any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or entitle any party to terminate any or all of the provisions of, or result in the creation or imposition of any Lien upon any of the assets of Genesis OLP pursuant to any provision of, or require the consent or approval of any other party to, any mortgage, lien, lease, license, loan agreement, indenture or other agreement, instrument or document to which Genesis OLP is a party or to or by which Genesis OLP or any of the assets of Genesis OLP are subject or bound; or (iii) violate or conflict with any Law, order, arbitration award, judgment or decree to or by which Genesis OLP or any of the assets of Genesis OLP are subject or bound; except, in the case of (ii) and (iii) above, for such violations, conflicts, breaches, defaults or encumbrances the existence of which would not have a MAE with respect to Genesis OLP.

     (c) Brokers and Finders. Neither Genesis OLP nor any of the officers, directors or employees of Genesis LLC is obligated to pay, nor has any of them retained, any broker or finder or any other person who is entitled to any broker's or finder's fees or any other commission or financial advisory fee based on any agreement or undertaking made by or on behalf of Genesis OLP or Genesis LLC in connection with the transactions contemplated hereby or in the Transaction Documents, except pursuant to the Underwriting Agreement.

     SECTION 3.4 Genesis MLP hereby represents and warrants to each Transferor as follows:

     (a) Organization, Standing and Authority. Genesis MLP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Genesis MLP has full power and authority to enter into each Transaction Document to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby which are to be consummated by it. The execution and delivery of the Transaction Documents to which it is a party by Genesis MLP and the consummation by Genesis MLP of the transactions contemplated thereby have been duly authorized by all necessary partnership action on the part of Genesis MLP and no other partnership action or proceeding on the part of Genesis MLP is necessary to authorize the execution and delivery by Genesis MLP of the Transaction Documents to which it is a party or the consummation by Genesis MLP of the transactions contemplated thereby. This Agreement has, and on the Closing Date each other Transaction Document to which it is a party will have, been duly executed and delivered by Genesis MLP and, assuming each has been duly authorized, executed and delivered by the other parties thereto, is a legal, valid and binding obligation of Genesis MLP enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency and similar laws affecting the rights of creditors generally or as may be limited by the availability of equitable remedies, including specific performance, subject to the discretion of the court before which any proceeding therefor may be brought.

     (b) Noncontravention. The execution and delivery of the Transaction Documents do not, and the consummation of the transactions contemplated thereby will not: (i) violate any provision of the MLP Agreement; (ii) violate, or result with the giving of notice or the passage of time in a violation of any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or entitle any party to terminate any or all of the provisions of, or result in the creation or imposition of any Lien upon any of the assets of Genesis MLP pursuant to any provision of, or require the consent or approval of any other party to, any mortgage, lien, lease, license, loan agreement, indenture or other agreement, instrument or document to which Genesis MLP is a party or to or by which Genesis MLP or any of the assets of Genesis MLP are subject or bound; or (iii) violate or conflict with any Law, order, rule, award, judgment or decree to or by which Genesis MLP or any of the assets of Genesis MLP are subject or bound; except, in the case of (ii) and (iii) above, for such violations, conflicts, breaches, defaults or encumbrances the existence of which would not have a MAE with respect to Genesis MLP.

     (c) Brokers and Finders. Neither Genesis MLP nor any of the officers, directors or employees of Genesis LLC is obligated to pay, nor has any of them retained, any broker or finder or any other person who is entitled to any broker's or finder's fees or any other commission or financial advisory fee based on any agreement or undertaking made by or on behalf of Genesis MLP or Genesis LLC in connection with the transactions contemplated in the Transaction Documents, except pursuant to the Underwriting Agreement.


     ARTICLE 4
     MISCELLANEOUS PROVISIONS RELATING
     TO TRANSFER OF ASSETS AND BUSINESS.

     SECTION 4.1 Nonassignability of Assets. (a) To the extent that any lease, contract, license, permit, agreement, sales or purchase order, commitment, property interest, qualification or other assets described in this Agreement as being sold, assigned, transferred, set over or delivered to Genesis OLP (each, a "Commitment") or any claim, right or benefit arising thereunder or resulting therefrom (collectively with the Commitment it arises or results from, an "Interest"), is not capable of being sold, granted, conveyed, assigned, transferred, set over or delivered without the approval, consent or waiver of the issuer thereof or the other party thereto, or any third person (including a government or governmental authority), or if such sale, assignment, grant, conveyance, transfer, set over or delivery or attempted sale, grant, conveyance, assignment, transfer set over or delivery would be invalid, would destroy or eliminate such Interest, or would constitute a breach of such Commitment or a violation of any Law, this Agreement shall not constitute a sale, grant, conveyance, assignment, transfer, set over or delivery thereof, or an attempted sale, grant, conveyance, assignment, transfer, set over or delivery thereof in the absence of such approval, consent or waiver. The obligations of Genesis OLP and the Transferor with respect to such Interests will be governed by clause (b) hereof.

     (b) The Parties hereto undertake to co-operate in good faith to ensure that they do such acts and things as may be reasonably necessary to complete the transfer of the Business. At all times after the date of this Agreement, the Parties shall do such acts and things as may be reasonably required for the purpose of giving to the OLP Parties hereto the full benefit of all the provisions of this Agreement in respect of the Interests, including using their reasonable best efforts in order that any necessary third party shall execute such documents and do such acts and things as may be reasonably required for such purpose. Each of the Transferors and Genesis OLP will use its reasonable best efforts to obtain any consent, substitution, approval or amendment required to novate, reissue or assign all Commitments; provided, however, that no Transferor shall be obligated to pay more than a reasonable amount as consideration therefor (except for filing fees and other similar charges) to, and no Transferor nor Genesis OLP shall be obligated to commence litigation against, the third party from whom such consents, approvals, substitutions or amendments are requested. If the Transferors and Genesis OLP are unable to obtain any such required consent, approval, substitution or amendment, the Transferor (or its Affiliates) that is the holder of or party to a commitment for which such required consent, approval, substitution or amendment cannot be obtained shall continue to be bound by such Commitments and, unless not permitted by Law or the terms thereof, Genesis OLP (or its Affiliates) shall, as agent for such Transferor (or its Affiliates) or as subcontractor, pay, perform and discharge fully all the obligations of such Transferor (or its Affiliates) thereunder from and after the Closing Date and indemnify and hold harmless such Transferor and its Affiliates from and against all losses, claims, damages, taxes, liabilities and expenses whatsoever arising out of or in connection with Genesis OLP's (or its Affiliates') performance of or omission to perform its obligations thereunder and hereunder. Such Transferor (or its Affiliates) shall, without further consideration, pay and remit to Genesis OLP (or its designee) promptly all money, rights and other consideration received in respect of such performance after payment of any taxes, costs or expenses due from such Transferor (or its Affiliates) with respect to such receipt. Such Transferor (or its Affiliates) shall exercise its rights and options under all such Commitments only as reasonably directed by Genesis OLP and at Genesis OLP's expense. If and when any such approval, consent or waiver shall be obtained or such Commitment shall otherwise become assignable or able to be novated, the assignment of the Assets and the assumption of the Assumed Liabilities related to such approval, consent or waiver or restriction on assignment and/or assumption shall become effective automatically as of the Closing Date, without further action on the part of such Transferor, Genesis OLP or any of their respective Affiliates, and without payment of further consideration. To the extent that the assignment of any Commitment or the proceeds thereof pursuant to this Section 4.1 is prohibited by Law, the assignment provisions of this paragraph shall operate to create a subcontract or agency with Genesis OLP to perform each relevant, unassignable Commitment, and the subcontract price shall be equal to the money, rights and other consideration received by a Transferor (net of any taxes imposed on such Transferor or any of its Affiliates with respect to such money, rights or other consideration) in respect of the performance by Genesis OLP under such subcontract. If any such restriction on the assignability of the Interests is not satisfied or waived within 21 years after the death of the last to die of all descendants of Joseph P. Kennedy, father of the late President of the United States of America, who are living on the date the assignments executed pursuant to this Agreement are executed, the transfer to Genesis OLP of the Interests affected by such restriction shall be null and void.

     (c) Genesis OLP and each Transferor shall enter into the Agency Agreement as of the Closing Date. To the extent that a conflict exists between the Agency Agreement and this Agreement, the Agency Agreement shall control with respect to the subject matter thereof.

     SECTION 4.2 Direct Transfer to a Genesis OLP Affiliate. Genesis OLP may, in its sole discretion, direct a Transferor to transfer any of the Assets directly to an Affiliate of Genesis OLP; provided, however, that any such transfer shall not relieve Genesis OLP of any of its obligations under this Agreement (including, without limitation, the obligation to assume the Assumed Liabilities and to indemnify the Transferor Parties).

     SECTION 4.3 Assumption of Assumed Liabilities by Genesis OLP. In connection with the Asset Purchase and Sale and the Basis and Howell Crude Contributions, Genesis OLP shall absolutely and irrevocably assume and agree to be solely liable and responsible for, and to duly and timely pay, perform and discharge, all of the Assumed Liabilities; provided, however, that said assumption and agreement shall not (a) waive any valid defense that was available to a Transferor with respect to the Assumed Liabilities or (b) enlarge any rights or remedies of any third party under any of the Assumed Liabilities. The only liabilities to be assumed by Genesis OLP in connection with the transfer of Assets from any of the Transferors or their Affiliates are the Assumed Liabilities. Genesis OLP will not assume or become obligated, and nothing in this Agreement shall be deemed to constitute an assumption by Genesis OLP of liability, to pay, perform or discharge, and will not be responsible for, any other liabilities or obligations of any Transferor or its Affiliates, whether accrued, absolute, contingent or otherwise, including, without limitation, liabilities or obligations based on, arising out of or in connection with the Excluded Liabilities, except to the extent set forth in Section 8 of this Agreement.

     SECTION 4.4 Post Signing Covenants and Agreements. Each of the Transferors and Genesis OLP covenants and agrees with each other as follows:

     (a) During the Post-Signing Period, each Transferor agrees, and will cause its Affiliates,

          (i) to maintain and operate their respective Assets and the Business only in, and not to take any action except in, the ordinary course of business and consistent with past practice;

          (ii)to maintain books of account and records with regard to the Assets in accordance with past practice of such Transferor or its Affiliate;

          (iii) not to enter into any material agreements with respect to any of its respective Assets or the Business which is not in the ordinary course of business and consistent with past practice;

          (iv)not to encumber (other than by Permitted Encumbrances), sell, or otherwise dispose of any of its respective Assets other than the disposition of inventory in the ordinary course of business and consistent with Schedule 7.1;

          (v) to maintain its properties, machinery and equipment in good operating condition and repair subject to wear and tear consistent with past practice;

          (vi)not to take any action that is reasonably expected to result in any termination of a material lease related to the Assets;

          (vii) not to fail to take any action that is reasonably expected to maintain a material lease related to the Assets;
          (viii) to use its reasonable best efforts to preserve its business relationships with suppliers, licensors, licensees, distributors, customers and others having material business dealings with it such that the Business will not be materially impaired;

          (ix)not to cancel, release or waive any debt, claim, or right of value relating to the Interests or the Business, which, in the aggregate, exceeds $10,000; and

          (x) not to agree in writing, or otherwise, to take any of the foregoing actions or any other action which would make any representation or warranty contained in Section 3 untrue or incorrect in any material respect as of the Closing Date.

     (b) Each Party will cooperate with the other Parties and use its best reasonable efforts to:

          (i) procure upon reasonable terms and conditions all necessary consents and approvals to (A) the Transaction Documents and (B) all agreements, instruments or documents referred to on Schedules 3.1(c) and 3.2(c);

          (ii)complete all necessary filings, registrations, and certificates;
     and

          (iii) satisfy all requirements prescribed by applicable Laws for, and all conditions to, the consummation of the transactions contemplated in the Transaction Documents.

     (c) Notwithstanding any other provision of this Agreement, if any tangible Asset currently used in the Business sustains damage greater than $50,000, per occurrence, from and after the date hereof and prior to the Closing Date which in the reasonable opinion of Genesis OLP either materially impairs its usefulness or materially reduces its remaining useful life, other than wear and tear sustained in the ordinary course of the Business, the Transferor thereof, at its sole discretion, shall immediately either (i) replace, repair or cause to be repaired the damage to such Asset at such Transferor's own expense, prior to the Closing Date or (ii) pay to Genesis OLP at Closing an amount reasonably necessary to allow Genesis OLP to replace such Asset or restore such Asset to its condition immediately prior to such damage.

     SECTION 4.5 Satsuma Crude Oil Tanks. (a) Covenants Made by Howell - Howell makes the following covenants to Genesis OLP with regard to the Tank
Cleaning:

          (i) Howell agrees to perform and shall retain liability for all Tank Cleaning, provided that Howell reserves any rights it may have against Exxon relating to the Tank Cleaning and rental obligations. Genesis OLP shall be entitled to have a representative present to observe the Tank Cleaning.

          (ii)As between Howell and Genesis OLP, Howell shall retain full liability and financial responsibility for all Tank Cleaning regardless of whether such Tank Cleaning may be performed by Howell, Genesis OLP, or some other party.
     (b) Genesis OLP Performance Privilege - If Tank Cleaning has not been completed by June 30, 1997, Genesis OLP, at its sole discretion, may elect by written notice to Howell, at Howell's risk and expense, to commence judicial proceedings with Howell's assistance and to perform any or all of the Tank Cleaning itself or by contracting with any other party for the performance thereof. Alternatively, Genesis OLP, at its sole discretion, may accept any request from Howell, at Howell's risk and expense, to perform any or all of the Tank Cleaning itself or by contracting with any other party for the performance thereof. Should Genesis OLP exercise its right or so elect to perform any of the Tank Cleaning in accordance with this Section 4.5(b), Genesis OLP shall provide Howell copies of any resulting invoice for such amounts. Howell shall reimburse Genesis OLP for all Tank Cleaning expenses within 15 days of receipt of an invoice from Genesis OLP for any such expenses.

     (c) Rental Payment for the Satsuma Station Tanks -All rental payments attributable to the Exxon Satsuma facilities lease agreement, dated March 31, 1995 (the "Exxon Satsuma Facilities Lease Agreement"), for periods (i) prior to June 30, 1997 shall be retained by Howell and (ii) on or after June 30, 1997, if any, shall be delivered to Genesis OLP. Should the Tank Cleaning not be completed by June 30, 1997, Howell agrees to pay monthly rent on any Usable Tank that is not cleaned on or after that date until such time as such Usable Tank has been cleaned and becomes available for service by Genesis OLP. These monthly rental payments shall (x) be due on the first day of each month, (y) paid by Howell to the extent such rental payments are not made by Exxon to Genesis OLP and (z) be calculated at a rate of 10 cents per barrel of shell capacity without regard to proration for any term less than a calendar month. Genesis OLP shall reimburse Howell for any payments made by Howell for which Genesis OLP also received payment from Exxon for such obligation.

     (d) Indemnification - Howell shall indemnify, defend, save and hold harmless each of the OLP Parties from and against all claims, liabilities, obligations, losses, costs, cost of defense (as and when incurred), including expenses, fines, charges, penalties, allegations, demands, damages (including but not limited to actual, punitive or consequential, foreseen or unforeseen, known or unknown), settlements, awards or judgments of any kind or nature whatsoever and reasonable outside attorney's and consultant's fees, to the extent arising out of (a) the Tank Cleaning Operations, whether performed by Howell or any of the OLP parties or any third party, or the presence of waste in any of the tanks, regardless or whether this liability results from the negligent acts of Howell, any OLP Party or Exxon or any of their respective contractors, invitees or licensees or (b) any and all claims made by Exxon under the Exxon Satsuma Facilities Lease Agreement relating to matters occurring prior to the Closing Date.

     SECTION 4.6 Nontransferability of Subordinated LP Units. Except pursuant to the terms of the Pledge Agreement, the Subordinated LP Units received by Howell Crude pursuant to Section 2 of this Agreement shall not be transferred to any Person nor shall any Subordinated LP Units be transferred to Howell Crude until the special distribution pursuant to Section 6.9 of the OLP Agreement has been made.

     SECTION 4.7 Environmental Make-Whole Provisions. In the event that pursuant to Section 8.1 Genesis OLP is entitled to a defense and/or indemnification for environmental liabilities which constitute Excluded Liabilities with respect to the Assets ("OLP Covered Liabilities"), the allocated pro rata share of each of the Sponsors with respect to the Annual Obligation and the Aggregate Obligation referenced in Section 8.3(c) shall be 66 2/3 % to Howell, including any matters related to the Howell Subsidiaries, and 33 1/3 % to Basis. Each Sponsor will initially be allocated its pro rata share of Genesis OLP's Annual Obligation and Aggregate Obligation. However, if a Sponsor has not used any, or all, of its allocated pro rata share of the Annual Obligation or the Aggregate Obligation (the "Underallocated Sponsor"), the other Sponsor shall be entitled to use such allocated pro rata share until the Annual Obligation and the Aggregate Obligation are met. Once the Annual Obligation and Aggregate Obligation have been met, the Underallocated Sponsor shall be entitled to receive a cash payment for each occurrence from the other Sponsor, which payment shall be in the amount of the claim up to $25,000 per occurrence. These payments shall occur until the full unused amount of the Underallocated Sponsor's allocated pro rata share has been utilized. Each payment shall be made within five business days of the Underallocated Sponsor having submitted to the other Sponsor a request for a make-whole reimbursement payment for such environmental liability or liabilities (the "Make-Whole Payment Request"). Any Sponsor who does not deliver a Make-Whole Payment Request for any or all of its unused allocated pro rata share of the Annual Obligation or Aggregate Obligation to the other Sponsor within seven years of the Closing Date forfeits any claim hereunder for restitution for such unused allocated pro rata share from such other Sponsor for any subsequent indemnification claims made by Genesis OLP for OLP Covered Liabilities.


     ARTICLE 5
     CONDITIONS TO CLOSING.

     In addition to the conditions set forth in Section 2 of this Agreement, the obligations of each Party under this Agreement shall be subject to the prior satisfaction of each of the following conditions:

     (a) There shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction barring the consummation of any of the transactions contemplated by this Agreement;

     (b) There shall not have occurred any MAE with respect to the Basis Assets, the Howell Assets or the Business of Basis and the Howell Entities since December 31, 1995;

     (c) The representations and warranties of each Party shall have been true and correct on the date when made and such representations and warranties shall be true and correct on and as of the Closing Date (except those, if any, expressly stated to be true and correct at an earlier date), with the same force and effect as though such representations and warranties had been made on and as of the Closing Date;

     (d) All consents, permits, approvals and other actions of any Person required for the lawful transfer, conveyance and assignment to Genesis OLP of the Assets (except (i) consents for the assignment of government leases that are customarily obtained after the Closing of a sale of these type of assets and
(ii) consents the failure to obtain that will not individually or in the aggregate have a MAE on Genesis OLP, Genesis MLP or the Business);

     (e) Genesis OLP shall have received a full release of all Liens encumbering the Howell Assets in favor of Banc One, Texas, N.A.; such release to be in a form reasonable acceptable to Genesis OLP;

     (f) Each Party shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by the applicable Party at or prior to the Closing Date;

     (g) All of the conditions under the Underwriting Agreement (other than those conditions relating to the consummation of the transactions contemplated by this Agreement) shall have been satisfied or waived and the Underwriting Agreement shall be in full force and effect, enforceable against the Underwriters in accordance with its terms (subject to the consummation of the transactions contemplated by this Agreement);

     (h) Opinions dated as of the Closing Date, in form and substance reasonably acceptable to the Parties from (i) Wayne Kubicek, General Counsel of Basis, on behalf of Basis, (ii) Robert T. Moffett, General Counsel of Howell, on behalf of the Howell Entities and (iii) Andrews & Kurth L.L.P., counsel for Genesis MLP and Genesis OLP, shall have been delivered; and

     (i) The appropriate parties shall have executed and acknowledged each of the Transaction Documents.


     ARTICLE 6
     CLOSING.

     SECTION 6.1 Date of Closing. Subject to the satisfaction of the conditions in Section 5 of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place on the Closing Date at the offices of Andrews & Kurth L.L.P., 4200 Texas Commerce Tower, Houston, Texas 77002 (or at such other place as the Parties may agree).

     SECTION 6.2 Deliveries. In order to more fully implement the transactions contemplated by Sections 2 and 4 of this Agreement, the Parties covenant and agree as follows:

     (a) On the Closing Date, Genesis OLP and the Transferors shall, and shall cause their Affiliates to each execute and deliver, to the other (or in the case of Genesis OLP, to Genesis LLC), an Assignment and Assumption Agreement (Other Assets), an Assignment Agreement (Pipelines) and an Assignment and Assumption Agreement (Station Sites) and any instruments necessary to record such deeds and other instruments, as may be necessary or appropriate to vest effectively in Genesis OLP or its Affiliate or Genesis LLC title to the Assets and to comply with the purpose and intent of this Agreement;

     (b) The appropriate parties shall have executed and delivered each of the Transaction Documents;

     (c) On the Closing Date, Genesis OLP shall deliver to (i) each Transferor or a Person designated by such Transferor, net proceeds pursuant to the terms of Section 2 hereof and (ii) to the Collateral Agent pursuant to the Pledge Agreement certificates representing the Subordinated LP Units, which certificates with appropriate restrictive legends imposed thereon shall be issued in the name and denominations as requested by the Transferors on or prior to the Closing Date;

     (d) Each Transferor shall, and shall cause its Affiliates to, deliver to Genesis OLP or its designee at its principal place of business the original or copies of records related to the Assets; and

     (e) Each of the Parties hereto shall, and shall cause its Affiliates to, execute and deliver such other documents as may be reasonably necessary to effectuate the transactions contemplated hereby.

     ARTICLE 7
     POST-CLOSING MATTERS.

     SECTION 7.1 Post-Closing Accounting Adjustment. The Parties hereto agree to the post closing adjustment referred to in Schedule 7.1.

     SECTION 7.2 Survival. The representations and warranties of the parties hereto contained herein and in any certificates, exhibits, schedules or other documents furnished in connection with this Agreement shall survive the Closing for a period of five (5) years thereafter, except for the representations and warranties of Basis set forth in Sections 3.1(f) and (h), and the representations and warranties of Howell set forth in Sections 3.2(f) and (h), which representations and warranties shall survive until the expiration of any applicable statutes of limitations, including, without limitation, as a result of any claims for violations of state or federal securities or tax laws; provided, that all such representations and warranties shall survive with respect to any claim, notice of which shall have been duly given under this Agreement prior to the time of expiration set forth above. All covenants and agreements of the parties contained herein (other than representations and warranties) shall except as expressly provided herein survive the Closing, for the time periods set forth therein.

     SECTION 7.3 Further Assurances. After the Closing Date, each Transferor shall, and shall cause its Affiliates to, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, agreements, and other documents and shall take such other action, including providing transition services at reasonable charges to Genesis LLC, Genesis MLP and Genesis OLP (such as use of Howell's computer hardware), as may reasonably be necessary or advisable to effectuate the intent of this Agreement or to carry out the obligations of the Parties under this Agreement or under any other instrument, agreement, certificate or other document delivered pursuant hereto. Each of Genesis MLP and Genesis OLP shall, and shall cause their Affiliates to, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, agreements, and other documents and shall take such other action, including providing services to the Transferors and their Affiliates (such as in connection with the accounting adjustment described in Schedule 7.1), as may reasonably be necessary or advisable to effectuate the intent of this Agreement or to carry out the obligations of the Parties under this Agreement or under any other instrument, agreement, certificate or other document delivered pursuant hereto; provided, however, that any third-party out-of-pocket expenses incurred by Genesis LLC, Genesis MLP or Genesis OLP on behalf of any Transferor or Affiliate shall be reimbursed by such Transferor or Affiliate.

     ARTICLE 8
     INDEMNIFICATION.

     SECTION 8.1 Indemnification by the Transferors. (a) Subject to Section 8.3, each Transferor shall, without any further responsibility or liability of, or recourse to, any of the OLP Parties, absolutely and irrevocably be solely liable and responsible for its respective Excluded Liabilities; provided, however, the Howell Entities shall be jointly and severally liable and responsible for the Excluded Liabilities of the Howell Entities. Basis and its Affiliates shall not be liable for the Excluded Liabilities of the Howell Entities and their Affiliates and none of the Howell Entities or their Affiliates shall be liable for the Excluded Liabilities of Basis and its Affiliates. None of the OLP Parties shall be liable to any of the Transferor Parties or any third parties for any reason whatsoever on account of any of the Excluded Liabilities and none of the Transferor Parties shall be liable to any of the OLP Parties or any third party for any reason whatsoever on account of any of the Assumed Liabilities.

     (b) Each Transferor shall indemnify, defend, save and hold harmless each of the OLP Parties from and against all claims, liabilities, obligations, losses, costs, costs of defense (as and when incurred), including expenses, fines, charges, penalties, allegations, demands, damages (including but not limited to actual, punitive or consequential, foreseen or unforeseen, known or unknown), settlements, awards or judgments of any kind or nature whatsoever and reasonable outside attorneys' and consultants' fees, to the extent arising out of (a) Excluded Liabilities of such Transferor, including liability arising under CERCLA or relating to the Assets or the operation of the Business prior to the Closing Date, (b) any failure of a Transferor or its Affiliate to comply with any applicable bulk sales law of any jurisdiction in connection with the transactions contemplated by this Agreement, (c) any breach of the representations and warranties of such Transferor in this Agreement for which Genesis OLP must assert a claim for indemnification during the applicable survival period referred to in Section 7.2, including, without limitation, any loss suffered by Genesis OLP or Genesis MLP to the Underwriters or any third party that is attributable solely to a breach by any Transferor of its representations in Section 3.1(f) or Section 3.2(f), as the case may be, or (d) the breach by such Transferor or its Affiliate of any of its obligations under this Agreement, including, without limitation, with respect to Howell, Howell's obligations pursuant to Section 4.5, all of which are hereinafter collectively referred to as the "OLP Damages." The Transferors' obligations pursuant to this
Section 8.1 shall terminate in the event Genesis LLC is removed as a General Partner of Genesis OLP without the General Partner's consent. Notwithstanding anything in this Agreement to the contrary, each of Basis' and the Howell Entities' liability under this Agreement shall be several and not joint; provided, however, the Howell Entities shall be jointly and severally liable
among themselves for the liabilities of the Howell Entities.   Notwithstanding
anything in this Agreement to the contrary, neither Basis' nor the Howell Entities' indemnification obligations pursuant to this Section 8.1 shall include any liability or responsibility attributable to the ownership or operation of certain of the Assets by either JMP or Exxon, which liabilities or responsibilities were not assumed by either Basis or the Howell Entities in connection with their respective acquisitions of such Assets.

     (c) The indemnification obligations of Basis and the Howell Entities pursuant to this Section 8.1 shall not apply to any claims, liabilities, obligations, losses, costs, costs of defense (as and when incurred), including expenses, fines, charges, penalties, allegations, demands, damages (including but not limited to actual, punitive or consequential, foreseen or unforeseen, known or unknown), settlements, awards or judgments of any kind or nature whatsoever and reasonable outside attorneys' and consultants' fees (hereafter referred to as "Indemnified Losses"), to the extent such Indemnified Losses, including liabilities arising under CERCLA, were suffered or incurred as a result of an invasive environmental site investigation of the Basis Assets or Howell Assets undertaken after the Closing Date other than such an investigation which is undertaken (i) under the direction of any financial institution in connection with any application or request for a loan or other financial transaction by Genesis LLC, Genesis MLP or Genesis OLP, (ii) as a result of, or in defense of, or pursuant to any administrative, arbitral, civil or criminal judicial proceeding by reason of a notice of deficiency, notice of violation, judgment, order, consent decree, settlement or otherwise, (iii) as a condition to, or in connection with, any merger, sale, assignment or other disposition of the business or assets of Genesis LLC, Genesis MLP or Genesis OLP or with respect to any part thereof, (iv) as a result of the discovery in the ordinary course of business of (or, a discovery in prudent and customary business practice, as a result of any condition, leaks or other occurrences which reasonably suggests the possible presence of) a quantity of crude oil, petroleum products or other hydrocarbons, wastes (whether hazardous or nonhazardous) or materials that are required to be reported or otherwise disclosed to any regulatory agency, body or authority or (v) in response to any complaints of, or notices from, any property owner, community or civic group.

     SECTION 8.2   Indemnification by Genesis OLP and Genesis MLP.  Subject  to
Section 8.3, upon, from and after the Closing Date, Genesis OLP and Genesis MLP shall, without any further responsibility or liability of, or recourse to, any of the Transferor Parties, absolutely and irrevocably assume and be solely liable and responsible for the Assumed Liabilities. None of the Transferor Parties shall be liable to any of the OLP Parties or any third parties for any reason whatsoever on account of any of the Assumed Liabilities.

     Genesis OLP and Genesis MLP shall indemnify, defend, save and hold harmless each of the Transferor Parties from and against all claims, liabilities, obligations, losses, costs, costs of defense (as and when incurred), including expenses, fines, charges, penalties, allegations, demands, damages (including but not limited to actual, punitive or consequential, foreseen or unforeseen, known or unknown), settlements, awards or judgments of any kind or nature whatsoever and reasonable outside attorneys' and consultants' fees, to the extent arising out of (a) the Assumed Liabilities, (b) any breach of the representations or warranties of Genesis OLP and Genesis MLP in this Agreement for which a Transferor Party must assert a claim for indemnification during the applicable survival period referred to in Section 7.2 or (c) the breach by any of the OLP Parties of any of their obligations under this Agreement, all of which are hereinafter collectively referred to as the "Transferor Damages."

     SECTION 8.3 Specific Indemnification Issues. (a) In the event a claim, demand, action or proceeding is brought by a third party in which the liability as between any Transferor, on the one hand, and Genesis MLP or Genesis OLP, on the other hand, is determined after trial in any judgment, award or decree to be joint or concurrent or in which the entitlement to indemnification hereunder is not readily determinable, the parties shall negotiate in good faith in an effort to agree, as between such Transferor, on the one hand, and Genesis MLP or Genesis OLP, on the other hand, on the proper allocation of liability or entitlement to indemnification, as well as the proper allocation of the costs of any joint defense or settlement pursuant to Section 8.5(d), all in accordance with the provisions of, and the principles set forth in, this Agreement.

     (b) It is acknowledged that after the Closing Date, the Parties may have business relationships with one another, which relationships will be described in contracts, agreements and other documents entered into in the normal course of business, including the Transaction Documents. Such documents may include agreements by the Parties and their Affiliates to supply, after the Closing Date, materials, products, services and leases to another Party or its Affiliate. Such business relationships shall not be subject to the indemnity provisions hereof, unless the parties expressly agree to the contrary in the agreements governing such relationships.

     (c) Notwithstanding anything in this Agreement to the contrary, Genesis OLP shall assume the responsibility for the payment of the first $25,000 per occurrence as to any environmental liability included in Excluded Liabilities up to an amount that shall not exceed in the aggregate $200,000 for the twelve-month period beginning on the Closing Date and ending on the anniversary thereof and for each twelve-month period thereafter (the "Annual Obligation"); provided that Genesis OLP's aggregate liability pursuant to this Section 8.3(c) shall not exceed $600,000 (the "Aggregate Obligation"). As security to cover any and all costs, including any reserves required in accordance with GAAP, arising out of each of the Transferor's indemnification obligation for environmental liabilities included in the Excluded Liabilities, pursuant to the Pledge Agreement, each Transferor shall pledge to Genesis OLP one half of its initial Subordinated LP Units subject to release of such Subordinated LP Units from this pledge upon conversion of such Subordinated LP Units into Common LP Units pursuant to the terms of OLP Agreement.

     (d) EACH OF THE AGREEMENTS TO INDEMNIFY, DEFEND OR HOLD HARMLESS CONTAINED IN THIS AGREEMENT SHALL APPLY, IN ACCORDANCE WITH ITS TERMS, IRRESPECTIVE OF WHETHER THE SUBJECT CLAIM IS BASED IN WHOLE OR IN PART UPON THE CONTRIBUTING NEGLIGENCE (WHETHER ACTIVE OR PASSIVE), BREACH OF WARRANTY, STRICT LIABILITY, OR BREACH OR VIOLATION OF ANY DUTY IMPOSED BY ANY LAW OR REGULATION, ON THE PART OF THE BENEFICIARY OF THE AGREEMENT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT.

     (e) The Indemnified Party shall not be entitled to recover from the Indemnifying Party for any losses, costs, expenses, or damages arising under this Agreement or in connection with or with respect to the transactions contemplated in this Agreement any amount in excess of the actual compensatory damages, court costs and reasonable attorney fees, suffered by the Indemnified Party. Each OLP Party and each Transferor Party waives any right to recover punitive, special, exemplary and consequential damages arising in connection with or with respect to the transactions contemplated in this Agreement unless recovered by a third party against the OLP Party or the Transferor Party.

     (f) The Indemnified Party shall take reasonable steps to mitigate losses, costs, expenses and damages after becoming aware of any event or circumstance that could reasonably be expected to give rise to any losses, costs, expenses and damages that are indemnifiable or recoverable hereunder or in connection
herewith;   provided, however, that (i) such mitigation shall be necessary only for a reasonable time after notice is given to the Indemnifying Party, and (ii) all costs of such mitigation shall be an indemnifiable expense, including indirect and administrative costs.

     SECTION 8.4 Notice and Payment of Claims. (a) If any Person entitled to a defense and/or indemnification under this Agreement (the "Indemnified Party") determines that it is or may be entitled to a defense or indemnification by Genesis OLP, Genesis MLP or any Transfer or, as the case may be (the "Indemnifying Party"), under this Agreement:

          (i) The Indemnified Party shall deliver promptly to the Indemnifying Party a written notice and demand for a defense or indemnification, specifying the basis for the claim for defense and/or indemnification, the nature of the claim, and if known, the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. Nothing in this subparagraph shall be interpreted to invalidate any claim by the Indemnified Party to be entitled to indemnification, except to the extent, if any, that the failure of the Indemnified Party to deliver such notice resulted in actual prejudice to the Indemnifying Party.

          (ii)The Indemnifying Party shall promptly, but in any event within 30 days from receipt of the notice requesting indemnification, either: (A) assume the defense of such litigation or claim; (B) pay the claim in immediately available funds; (C) reserve its rights pending resolution under Section 8.5(d); or (D) object in accordance with clause (b) of this Section 8.4. This 30-day period may be extended by agreement of the parties. Nothing in this subparagraph shall be interpreted to abrogate or delay a party's obligation to provide the other with a defense under this Agreement.
     (b) The Indemnifying Party may object to the claim for defense and/or indemnification set forth in any notice; provided, however, that if the Indemnifying Party does not give the Indemnified Party written notice setting forth its objection to such claim (or the amount thereof) and the grounds therefor within the same 30-day period (or any extended period), the Indemnifying Party shall be deemed to have acknowledged its liability to provide a defense or to pay the amount of such claim and the Indemnified Party may exercise any and all of its rights under applicable Law to collect such amount or obtain such defense.

     (c) Payments due to be made to any Indemnified Party under this Section 8 shall bear interest from the date on which the Indemnified Party paid any amount or actually suffered a loss in respect of OLP Damages or Transferor Damages, as the case may be, to but excluding the date of actual payment (whether before or after judgment) at the Prime Rate.

     (d) Payments due to be made under this Agreement shall be free and clear of all deductions, withholdings, set-offs or counterclaims whatsoever, except as may be required by law. If any deductions or withholdings are required by law, the Indemnifying Party shall be obliged to pay such sum as will, after such deduction, withholding, set-off or counter-claim has been made, leave the Indemnified Party with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction, withholding, set-off or counterclaim. The parties to this Agreement may enter into agreements or other arrangements providing for the set-off of payments due to be made by way of indemnification to both the Transferors and Genesis OLP.

     (e) Payments due to be made under this Agreement shall be reduced by the amount by which any taxes for which the Indemnified Party would have been accountable or liable to be assessed are either (i) actually reduced prior to payment falling due hereunder or (ii) likely to be reduced subsequent to payment falling due hereunder in the reasonable opinion of the Indemnified Party acting in good faith in the light of the circumstances prevailing at the time of delivery of written notice in accordance with clause (a) of this Section 8.4. The determination of the amount by which taxes are actually or likely to be reduced shall take into account the time value of money.

     SECTION 8.5 Defense of Third Party Claims. (a) If the Indemnified Party's claim for indemnification is based, under this Agreement, on a claim, demand, investigation, action or proceeding, judicial or otherwise, brought by a third party, and the Indemnifying Party does not object under Section 8.4(b), the Indemnifying Party shall, within the 30+day period (or any extended period) referred to in Section 8.4(a), assume the defense of such third-party claim at its sole cost and expense and shall thereafter be designated as the "Case Handler." Any such defense shall be conducted by attorneys employed by the Indemnifying Party. The Indemnified Party may retain attorneys of its own choosing to participate in such defense at the Indemnified Party's sole cost and expense.

     (b) If the Indemnifying Party assumes the defense of any such third-party claim, the Indemnifying Party may settle or compromise the claim without the prior consent of the Indemnified Party so long as all existing and future claims relating to the compromised claim against the Indemnified Party are irrevocably and unconditionally released in full.

     (c) The Indemnifying Party shall pay to the Indemnified Party in immediately available funds the amount for which the Indemnified Party is entitled to be indemnified within 30 days after the settlement or compromise of such third-party claim or the judgment of a court of competent jurisdiction (or within such longer period as agreed to by the parties in a final nonappealable decision). If the Indemnifying Party does not assume the defense of any such third-party claim, the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party, except that the Indemnifying Party has the right to contest that it is obligated to the Indemnified Party under the terms of this Agreement, provided the Indemnifying Party shall have raised its objection in a timely manner under Section 8.4.

     (d) In the event a claim, demand, action or proceeding is brought by a third party in which the liability as between Genesis OLP and any Transferor is alleged to be joint or in which the entitlement to indemnification hereunder is not readily determinable, the parties shall cooperate in a joint defense. Such joint defense shall be under the general management and supervision of the party which is expected to bear the greater share of the liability, and which will be considered the Case Handler, unless otherwise agreed; provided, however, that neither party shall settle or compromise any such joint defense matter without the consent of the other, which consent shall not be unreasonably withheld. The costs of such joint defense, any settlement and any award or judgment (unless the award or judgment specifies otherwise) shall be borne as the parties may agree; or in the absence of such agreement, such costs shall be borne by the party incurring such costs.

     SECTION 8.6 Cooperation and Preservation of Records. (a) The OLP Parties and the Transferor Parties shall cooperate with one another fully and in a timely manner in connection with the defense of any litigation or any other actual or threatened claim.

     (b) Such cooperation shall include, without limitation, making available to the other party, during normal business hours and upon reasonable notice, all books, records and information ("Litigation Records"), officers and employees (without substantial interruption of employment) necessary or useful in connection with any actual or threatened claim, investigation, audit, action or proceeding.

     (c) Each party shall continue in force, or at the request of the other party, shall issue, notices exempting from destruction any Litigation Records which the requesting party represents may be necessary to the defense of, or required to be produced in discovery in connection with, any such claim, investigation, audit, action or proceeding and shall either refrain from destroying any such Litigation Records until authorized by the requesting party or provide copies at the requesting party's expense thereof. The requesting party shall notify the other party promptly when the Litigation Records are no longer required to be maintained.

     (d) The party requesting access to Litigation Records or officers and employees pursuant to clause (b) of this Section 8.6 or preservation of Litigation Records pursuant to clause (c) of this Section 8.6 shall bear all reasonable out-of-pocket expenses (except reimbursement of salaries, employee benefits and general overhead) incurred by the other party in connection with providing such Litigation Records or officers and employees.

     (e) The party providing Litigation Records hereunder may elect, upon a reasonable basis and within a reasonable time, to designate all or a portion of the Litigation Records as confidential or proprietary. If Litigation Records are so designated, the party receiving them will treat them as it would its own confidential or proprietary information and will take all reasonable steps to protect and safeguard the Litigation Records while in its own custody and will attempt to shield such information from disclosure by motions to quash, motions for a protective order, redaction or other appropriate actions.

     ARTICLE 9
     DISCLAIMERS AND WAIVER.

     SECTION 9.1 Disclaimer of Warranties. (a) EACH TRANSFEROR IS CONVEYING AND TRANSFERRING THE ASSETS "AS IS" AND, EXCEPT AS EXPRESSLY SET FORTH HEREIN, WITHOUT REPRESENTATION OR WARRANTY, WHETHER EXPRESS, IMPLIED OR STATUTORY (ALL OF WHICH THE TRANSFEROR HEREBY DISCLAIMS), AS TO (i) TITLE, (ii) FITNESS FOR ANY PARTICULAR PURPOSE OR MERCHANTABILITY OR DESIGN OR QUALITY, OR (iii) ANY OTHER MATTER WHATSOEVER. THE PROVISIONS OF THIS SECTION 9.1 HAVE BEEN NEGOTIATED BY THE TRANSFERORS AND GENESIS OLP AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES OF THE TRANSFERORS, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE ASSETS THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS EXPRESSLY SET FORTH HEREIN.

     (b) The Transferors, Genesis MLP and Genesis OLP agree that the disclaimers contained in this Section 9.1 are "conspicuous" disclaimers. Any covenants implied by statute or by the use of the words "grant," "convey," "bargain," "sell," "assign," "transfer," "deliver," or "set over" or any of them or any other words used in this Agreement are hereby expressly disclaimed, waived and negated.

     SECTION 9.2 Waiver of Bulk Sales Laws. Each of the parties hereto hereby waives compliance with any applicable bulk sales law or any similar law in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.

     ARTICLE 10
     TRADEMARKS AND TRADENAMES.

     SECTION 10.1 Written Materials and Logos. Genesis OLP shall as soon as reasonably practicable cease to use written materials, including without limitation, packaging, labels, package inserts, invoices, catalogs, brochures, handbooks, and similar materials, which contain the name Salomon, Phibro, Basis Petroleum, Inc., Howell Corporation, any names of the Howell Subsidiaries or variations thereof (including logos), or other trade names currently in use by the Business and not included in the Assets, as necessary; provided, however, that Genesis OLP shall use all reasonable efforts in its procurement of such materials after the Closing Date to procure materials which do include any such names, and to overprint, sticker, or otherwise identify on such materials in such a way as to either obliterate such names or clearly indicate that the Transferor is no longer affiliated with the Business or the Assets.

     SECTION 10.2 Signs. Each Transferor hereby agrees that Genesis OLP and its Affiliates may, until April 1, 1997, use signs which contain the name Basis Petroleum, Inc., any names of the Howell Entities or variations thereof (including logos), or other trade names currently in use by the Business and not included in the Assets, as necessary after the Closing Date; provided, however, Genesis OLP shall remove such signs as soon as reasonably possible; provided further, all pipeline signs in the name of Basis or any of the Howell Entities may be used but must be removed by December 31, 1997.

     ARTICLE 11
     EMPLOYEE MATTERS.

     SECTION 11.1 Employment. Genesis LLC on behalf of Genesis MLP and Genesis OLP shall offer employment as of January 1, 1997 to all persons who are employees of the Business actively employed immediately prior to the date hereof, each of which is listed on Schedule 11.1, including, without limitation, the officers referred to therein (collectively, the "Business Employees"). The Business Employees shall be employed by Genesis LLC on substantially the same terms and conditions as those in effect in respect of their employment by the Transferors or their Affiliates immediately prior to the Closing Date. The officers identified in the Final Prospectus shall be offered employment pursuant to the form of Employment Agreement. Either Sponsor shall have the right to designate any employee who becomes actively employed in the Business between date hereof and December 31, 1996 as a Business Employee to be added to Schedule
11.1. Notwithstanding the foregoing, this Agreement shall not create any obligation on the part of Genesis LLC or any of its Affiliates to continue the employment of the Business Employees, nor create any other right of any such employee, or his or her beneficiaries, in either case, following the Closing Date. If Genesis LLC shall not hire or terminate without cause any Business Employee within the first six months of employment, then Genesis LLC shall be obligated to pay severance pursuant to the terms described in Schedule 11.1 or the Employment Agreement, as the case may be. From the Closing Date through December 31, 1996, each Transferor and its Affiliates shall provide the services of the Business Employees to Genesis MLP and Genesis OLP and be promptly reimbursed by Genesis MLP and Genesis OLP for such services pursuant to the term of the Transition Services Agreement.

     SECTION 11.2 LLC Plans. To the extent required, as of January 1, 1997, Genesis LLC shall, directly, or indirectly through the Corporate Services Agreement become the sponsor of and/or shall duly adopt each plan, program, policy, payroll practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, fringe benefits, medical benefits, performance awards (other than stock or stock related awards), or other employee benefits of any kind, including, without limitation, each "employee benefit plan" (within the meaning of Section 3(3) of ERISA) (each, a "Benefit Plan"), sponsored by, maintained, contributed to, or required to be sponsored, maintained or contributed to, by the Transferor or any of its Affiliates immediately prior to January 1, 1997 for the benefit of any Business Employee or former employee or agent of the Business (such Benefit Plans, the "LLC Plans"). The foregoing does not and shall not be construed to provide the Business Employees or former employees or agents of the Business any rights, or impose upon Genesis OLP or its Affiliates, any obligations, in either case, in addition to those which such employees or agents or a Transferor or its Affiliates may have in respect of the LLC Plans immediately prior to January 1, 1997. Notwithstanding anything to the contrary in this Agreement, Genesis OLP and its Affiliates shall not assume any of the Excluded Liabilities related to the LLC Plans.

     SECTION 11.3 No Third Party Beneficiaries. This Section 11 is solely for the benefit of the Parties and their respective Affiliates and nothing contained herein should be deemed to confer upon any other person any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

     ARTICLE 12
     TERMINATION OF AGREEMENT.

     SECTION 12.1 Termination. This Agreement and transactions contemplated hereby may be terminated and abandoned at any time prior to the Closing Date:

     (a)  by the mutual consent of the Transferors, Genesis MLP and Genesis OLP;
or

     (b) by either Basis or Howell (provided that the Party seeking termination has diligently and in good faith performed and complied in all material respects with the agreements and covenants required to be performed by it hereunder), by action of its Board of Directors, in the event the transactions contemplated hereby are not consummated pursuant to this Agreement by December 31, 1996, unless Basis and Howell shall have agreed upon an extension of time in which to consummate the transactions contemplated hereby.

     SECTION 12.2 Effect of Termination. In the event of the termination of this Agreement and the transactions contemplated hereby pursuant to Section 12.1, this Agreement shall become wholly void and of no force or effect, without any liability or further obligation on the part of the Transferors, Genesis MLP or Genesis OLP (or any of their respective Affiliates, directors, officers, employees, agents, representatives, partners or members); provided, however, that the provisions of Section 14.1(e) hereof shall survive such termination; and provided further, that such termination shall not relieve either Basis or Howell from any liability for any breach of this Agreement attributable to bad faith or willful misconduct.

     ARTICLE 13
     TAX MATTERS.

     SECTION 13.1 Refunds of Taxes. Upon the reasonable request of either Sponsor, Genesis OLP shall assist such Sponsor in connection with (or to the extent necessary shall file, or cause to be filed in such form as such Sponsor may reasonably request), claims for refunds of federal, state, local or foreign income taxes attributable to the operation of the Business prior to the Closing Date. The Sponsor shall have the sole right to prosecute any claims for such refunds (by suit or otherwise) at the Sponsor's expense and with counsel of the Sponsor's choice, and Genesis OLP and its Affiliates shall cooperate fully with the Sponsor in connection therewith.

     SECTION 13.2 Notice of Tax Audits. Genesis LLC or Genesis OLP shall promptly notify the appropriate Sponsor in writing upon the receipt by Genesis LLC, Genesis OLP or any of their Affiliates of a notice of any pending or threatened audits or assessments against Genesis OLP or any of its Affiliates with respect to any taxes for which Genesis OLP or any of its Affiliates is or may be entitled to indemnification under this Agreement. The Sponsor shall have the sole right, at its election, (a) to represent Genesis OLP's (and its Affiliates') interest with respect to any such audits or assessments, including in any administrative or court proceeding relating thereto, and (b) employ counsel of its choice at its expense and to control the conduct of such audit, assessment, or proceeding, including the settlement or disposition thereof. Genesis LLC, Genesis OLP and their Affiliates shall cooperate fully with the Sponsor and its counsel in the defense against or compromise of any claim in any such audit, assessment, or proceeding.

     ARTICLE 14
     MISCELLANEOUS.

     SECTION 14.1   Costs.   (a) Genesis OLP shall be responsible for and,
within a reasonable time after any request by a Transferor, shall pay directly to any designated third party, all Transfer Expenses; provided, that in lieu of such direct payment, the Transferor shall be entitled to pay such Transfer Expenses directly to third parties and shall be entitled to be reimbursed by Genesis OLP within a reasonable time after any request therefor.

     (b) Genesis MLP shall be responsible for and shall pay all Public Offering Expenses incurred prior to, as of or after the Closing Date. Such payment shall be made by Genesis MLP or its subsidiaries directly to any obligee in respect of such expenses. If, on or before April 30, 1997, Genesis MLP has reasonably incurred or paid Public Offering Expenses in excess of the actual and estimated amounts of such expenses used in the calculation as of the Closing Date of the Net MLP Proceeds, each Sponsor shall, promptly after each request by Genesis MLP, pay to Genesis MLP its Proportional Share of the amount of such excess. If, on or before April 30, 1997, Genesis MLP has reasonably incurred or paid Public Offering Expenses that are less than the actual and estimated amounts of such expenses used in the calculation as of the Closing Date of the Net MLP Proceeds, Genesis MLP shall promptly pay to each Sponsor, an amount equal to its Proportional Share of such deficiency.

     (c) If any Transferor or any of its Affiliates have paid any expenses, fees, costs or taxes that are the responsibility of Genesis MLP or Genesis OLP pursuant to clauses (a) or (b) of this Section 14.1, then Genesis MLP or Genesis OLP, as appropriate, shall reimburse the appropriate Transferor or such Affiliate promptly upon request therefor.

     (d) Each Transferor shall be responsible for and shall pay directly to any designated third party its own fees and expenses of attorneys incurred in connection with this Agreement.

     (e) In the event that this Agreement is terminated pursuant to Section 12.1, Basis and Howell shall bear their Proportional Share of all expenses, fees, costs or taxes referred to in clauses (a) or (b) of this Section 14.1 that were the responsibility of Genesis MLP and Genesis OLP.

     SECTION 14.2 Notices. All notices and other communications under this Agreement will be in writing and will be duly given (i) upon delivery if delivered personally with signed receipt acknowledging delivery; or (ii) upon dispatch if telexed (with answerback confirmation) or telegraphed (and if telegraphed confirmed by first-class mail as hereinafter provided); or (iii) if mailed, by certified mail, postage prepaid, ten business days after date of mailing, addressed as follows:

          (a)  If to the Basis

               Basis Petroleum, Inc.
               One Allen Center, Suite 3200
               500 Dallas
               Houston, Texas 77002
               Attention:  President
               with copy to:  General Counsel
               Fax No.:  (713) 646+5278

          (b)  If to any of the Howell Entities

               Howell Corporation
               1111 Fannin, Suite 1500
               Houston, Texas 77002
               Attention:   Robert T. Moffett
               Fax No.: (713) 658+4007

          (c) If to Genesis MLP,
               Genesis OLP or Genesis LLC

               c/o Genesis Energy, L.P.
               One Allen Center, Suite 3200
               500 Dallas
               Houston, Texas 77002
               Fax No.:   (713) 646+5278
               Attention:  President
               with a copy to:  General Counsel

or to such other address as a party may from time to time designate in the manner heretofore provided.

     SECTION 14.3 Files and Records. As soon as reasonably practicable following the Closing Date, each Transferor shall, and shall cause its Affiliates to, deliver copies or originals of all books, files, records and other data relating to the Assets and the Business (the "Information") to be delivered to Genesis LLC's offices at One Allen Center, 500 Dallas, Suite 3200, Houston, Texas. After the Closing Date, Genesis OLP and its Affiliates shall permit each Transferor and its Affiliates and agents to have full access, at any reasonable time and from time to time, to such Assets and former Information of such Transferor as such Transferor and its Affiliates may reasonably request in connection with the preparation of financial statements, tax returns, or other similar reports regarding the Assets and former Business for periods of such Transferor. If Genesis OLP intends at any time to discard any Information relating to the Assets and operation of the Business prior to the Closing Date, Genesis OLP shall (a) give the appropriate Transferor written notice of such intention at least thirty days prior to discarding such Information, and (b) offer to allow such Transferor to take possession of such Information.

     SECTION 14.4 Headings; References; Interpretation. The definitions in this Agreement shall apply equally to both the singular and plural forms of the terms defined. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. All references herein to Articles, Sections, Schedules and Exhibits shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement and the Schedules and Exhibits attached hereto, and all such Schedules and Exhibits attached hereto are hereby incorporated herein and made a part hereof for all purposes. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word "including" following any general statement. term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation," "but not limited to," or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Transaction Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP.

     SECTION 14.5 Successors and Assigns. This Agreement shall not be assignable by any party hereto by operation of law or otherwise without the applicable consent of the Parties to this Agreement. The Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

     SECTION 14.6   No Third Party Rights.  Except as expressly provided in
Article 8, the provisions of this Agreement are not intended to and do not create rights in any Person not a party to this Agreement or confer upon any other Person any benefits, rights or remedies, and except as expressly provided for in Article 8, no Person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

     SECTION 14.7 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the parties hereto.

     SECTION 14.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Texas, to the extent permitted by law, without regard to the conflicts of law principles thereof.

     SECTION 14.9 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY EXHIBIT OR SCHEDULE HERETO. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, AS APPLICABLE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.9.

     SECTION 14.10 Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid, and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the parties as expressed in this Agreement at the time of execution of this Agreement.

     SECTION 14.11 Deed; Bill of Sale; Assignment. To the extent required by applicable law, this Agreement shall also constitute a "deed," "bill of sale" or "assignment" of the Assets.

     SECTION 14.12 Amendment or Modification. This Agreement may be amended or modified, or any provision waived or rescinded, from time to time only by the written agreement of the Parties directly bound by, or benefited from, the provisions in respect of which such amendment, modification, waiver or rescission is sought.

     SECTION 14.13 Integration. This Agreement supersedes all previous understandings or agreements between the parties, whether oral or written, with respect to its subject matter. This Agreement and the Transaction Documents constitute an integrated agreement which contain the entire understanding of the parties. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement or the Transaction Documents unless it is contained in a written amendment hereto executed by the Parties hereto after the date of this Agreement.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.


                              BASIS PETROLEUM, INC.


                              By:  /s/ Jeffrey R. Serra
                                   ---------------------
                                   Jeffrey R. Serra
                                   Chairman of the Board, President and
                                     Chief Executive Officer



                              HOWELL CORPORATION


                              By:  /s/ Paul N. Howell
                                   --------------------
                                   Paul N. Howell
                                   President and Chief Executive Officer





                              HOWELL CRUDE OIL COMPANY


                              By:  /s/ Mark J. Gorman
                                   --------------------
                                   Mark J. Gorman
                                   President



                              HOWELL PIPELINE TEXAS, INC.


                              By:  /s/ Allen R. Stanley
                                   -----------------------
                                   Allen R. Stanley
                                   President



                              HOWELL PIPELINE USA, INC.


                              By:  /s/ Allen R. Stanley
                                   -----------------------
                                   Allen R. Stanley
                                   President






                              HOWELL TRANSPORTATION SERVICES, INC.


                              By:  /s/ Bradley N. Howell
                                   --------------------------
                                   Bradley N. Howell
                                   President



                              HOWELL POWER SYSTEMS, INC.


                              By:  /s/ Allyn R. Skelton, II
                                   --------------------------
                                   Allyn R. Skelton, II
                                   President



                              GENESIS ENERGY, L.L.C.


                              By:  /s/ Allyn R. Skelton, II
                                   -------------------------
                                   Allyn R. Skelton, II
                                   Chief Financial Officer



                              GENESIS ENERGY, L.P.

                              By:   Genesis Energy, L.L.C.
                                       As General Partner


                              By:  /s/ Allyn R. Skelton, II
                                   --------------------------
                                   Allyn R. Skelton, II
                                   Chief Financial Officer





                              GENESIS CRUDE OIL, L.P.

                              By:   Genesis Energy, L.L.C.
                                       As General Partner


                              By:  /s/ Allyn R. Skelton, II
                                   -------------------------
                                   Allyn R. Skelton, II
                                   Chief Financial Officer